Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The following table should be read in conjunction with the consolidated financial statements, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 20. As noted elsewhere in this Form 10-K, financial statements in this Form 10-K, have been adjusted for the reclassification of discontinued operations information, unless otherwise noted. See Notes 1 and 3 to the Consolidated Financial Statements in Item 8 for additional information on discontinued operations.  On June 15, 2009, the Company effected a two-for-one stock split of its outstanding shares of common stock in the form of a 100% stock dividend. All applicable share and per-share amounts were retroactively adjusted to reflect this stock split.

	As of or for the Fiscal Year Ended September 30,
	2012(a)	2011(b)	2010(c)	2009(d)	2008(e)
	(Amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenue	$78,080,806	$78,695,659	$76,496,106	$70,457,775	$68,609,907
Gross profit	2,634,686	2,458,977	2,278,421	2,033,023	1,941,419
Operating expenses	1,331,071	1,269,457	1,191,083	1,157,307	1,150,625
Operating income	1,303,615	1,189,520	1,087,338	875,716	790,794
Interest expense, net	92,569	76,148	71,790	53,991	51,834
Income from continuing operations	761,361	697,495	626,939	509,130	454,637
Net income	718,986	706,624	636,748	503,397	250,559
Earnings per share from continuing operations — diluted	$2.96	$2.51	$2.18	$1.68	$1.40
Earnings per share — diluted	$2.80	$2.54	$2.22	$1.66	$0.77
Cash dividends declared per common share	$0.52	$0.43	$0.32	$0.21	$0.15
Weighted average common shares outstanding — diluted	256,903	277,717	287,246	302,754	324,920
Balance Sheet Data:
Cash and cash equivalents	$1,066,608	$1,825,990	$1,658,182	$1,009,368	$878,114
Accounts receivable, net	3,784,619	3,675,980	3,674,054	3,767,889	3,322,283
Merchandise inventories	5,472,010	5,320,220	5,103,719	4,871,368	4,094,119
Property and equipment, net	743,684	663,623	598,840	500,610	429,356
Total assets	15,442,256	14,983,398	14,434,790	13,574,157	12,219,020
Accounts payable	9,492,589	9,066,768	8,706,605	8,392,539	7,186,935
Long-term debt, including current portion	1,395,931	1,343,101	1,342,633	987,483	968,853
Stockholders’ equity	2,454,842	2,867,585	2,954,244	2,717,886	2,711,279
Total liabilities and stockholders’ equity	$15,442,256	$14,983,398	$14,434,790	$13,574,157	$12,219,020

(a)         Includes $26.5 million of employee severance, litigation and other costs, net of income tax benefit of $17.6 million and a $9.1 million gain from antitrust litigation settlements, net of income tax expense of $5.7 million.

(b)         Includes $16.6 million of employee severance, litigation and other costs, net of income tax benefit of $7.0 million, an intangible asset impairment charge of $4.1 million, net of income tax benefit of $2.4 million, and a $1.3 million gain from antitrust litigation settlements, net of income tax expense of $0.8 million.

(c)          Includes a $2.7 million litigation gain, net of income tax expense of $1.7 million, intangible asset impairment charges of $2.0 million, net of income tax benefit of $1.2 million, and a $12.8 million gain from antitrust litigation settlements, net of income tax expense of $7.9 million.

(d)         Includes $3.4 million of employee severance, litigation and other costs, net of income tax benefit of $2.0 million, intangible asset impairment charges of $7.3 million, net of income tax benefit of $4.5 million, and an influenza vaccine inventory write-down of $9.6 million, net of income tax benefit of $5.9 million.

(e)          Includes $7.6 million of employee severance, litigation and other costs, net of income tax benefit of $4.8 million, a $2.1 million gain from antitrust litigation settlements, net of income tax expense of $1.4 million, and an intangible asset impairment charge of $3.3 million, net of income tax benefit of $2.0 million. In fiscal 2008, the Company recorded a non-cash charge to reduce the carrying value of PMSI by $224.9 million, net of income tax benefit of $0.9 million. This non-cash charge, which is reflected in discontinued operations, reduced diluted earnings per share by $0.69.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto contained herein.

We are a pharmaceutical services company serving the United States, Canada, and selected global markets.  We provide drug distribution and related healthcare services and solutions to our pharmacy, physician, and manufacturer customers.  We are organized based upon the products and services we provide to our customers. Our operations are comprised of the Pharmaceutical Distribution Reportable segment and Other.

As of September 30, 2012, we committed to a plan to divest AndersonBrecon (a business unit within AmerisourceBergen Consulting Services); therefore, its operations are classified as discontinued operations for all periods presented.  In March 2013, we committed to a plan to divest AmerisourceBergen Canada Corporation (a business unit within AmerisourceBergen Drug Corporation), and its operations have been retrospectively classified as discontinued operations for all periods presented.  All historical information provided herein has been retroactively adjusted to conform to our current presentation.

Pharmaceutical Distribution Segment

The Pharmaceutical Distribution reportable segment is comprised of two operating segments, which include the operations of AmerisourceBergen Drug Corporation (“ABDC”) and AmerisourceBergen Specialty Group (“ABSG”).  Servicing healthcare providers in the pharmaceutical supply channel, the Pharmaceutical Distribution segment’s operations provide drug distribution and related services designed to reduce healthcare costs and improve patient outcomes.

ABDC distributes a comprehensive offering of brand-name pharmaceuticals (including specialty pharmaceutical products) and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and other alternate site pharmacies, and other customers.  ABDC also provides pharmacy management, staffing and other consulting services; scalable automated pharmacy dispensing equipment; medication and supply dispensing cabinets; and supply management software to a variety of retail and institutional healthcare providers.  Additionally, ABDC delivers packaging solutions to institutional and retail healthcare providers.

ABSG, through a number of operating businesses, provides pharmaceutical distribution and other services primarily to physicians who specialize in a variety of disease states, especially oncology, and to other healthcare providers, including dialysis clinics.  ABSG also distributes plasma and other blood products, injectible pharmaceuticals and vaccines.  Additionally, ABSG provides third party logistics and outcomes research, and other services for biotechnology and other pharmaceutical manufacturers.

Our use of the term “specialty” and “specialty pharmaceutical products” refers to drugs used to treat complex diseases, such as cancer, diabetes, and multiple sclerosis.  Specialty pharmaceutical products are part of complex treatment regimens for serious conditions and diseases that generally require ongoing clinical monitoring.  We believe the terms “specialty” and “specialty pharmaceutical products” are used consistently by industry participants and our competitors.  However, we cannot be certain that other distributors of specialty products define these and other similar terms in exactly the same manner as we do.

Other

Other consists of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the recently acquired World Courier Group, Inc. (“World Courier”) operating segment.  The results of operations of our ABCS and World Courier operating segments are not significant enough to require separate reportable segment disclosure, and, therefore, have been included in “Other” for the purpose of our reportable segment presentation.

ABCS, through a number of operating businesses, provides commercialization support services including reimbursement support programs, outcomes research, contract field staffing, patient assistance and copay assistance programs, adherence programs, risk mitigation services, and other market access programs to pharmaceutical and biotechnology manufacturers.  World Courier, which operates in over 50 countries, is a leading global specialty transportation and logistics provider for the biopharmaceutical industry.

Acquisitions

In November 2011, we acquired TheraCom, LLC (“TheraCom”), a subsidiary of CVS Caremark Corporation, for a purchase price of $257.2 million, net of a working capital adjustment.  TheraCom is a leading provider of commercialization support services to the biotechnology and pharmaceutical industry, specifically providing reimbursement and patient access support services.  TheraCom’s capabilities complement those of the Lash Group, a business unit within ABCS, and significantly increase the size and scope of its consulting services.  TheraCom’s annualized revenues are approximately $700 million, the majority of which are provided by the specialized distribution component of the integrated reimbursement support services for certain unique prescription products.

In April 2012, we acquired World Courier Group, Inc. (“World Courier”) for a purchase price of $518.0 million, net of a working capital adjustment.  World Courier is a leading global specialty transportation and logistics provider for the biopharmaceutical industry.  World Courier further strengthens our service offerings to global pharmaceutical manufacturers and provides an established platform for the introduction of our specialty services outside North America.  It operates in over 50 countries and has approximately 2,500 employees.

Results of Operations

Year ended September 30, 2012 compared with Year ended September 30, 2011

Revenue

	Fiscal year ended September 30,
(dollars in thousands)	2012	2011	Change
Pharmaceutical Distribution	$76,940,544	$78,444,933	-1.9%
Other	1,324,744	302,012	338.6%
Intersegment eliminations	(184,482)	(51,286)	259.7%
Revenue	$78,080,806	$78,695,659	-0.8%

Revenue of $78.1 billion in fiscal 2012 decreased 0.8% from the prior fiscal year as ABDC’s revenue declined 3%, and was partially offset by the 6% revenue increase of ABSG.  Additionally, our recent acquisitions, with TheraCom and World Courier being the largest contributors, added 1% to our revenue growth in the fiscal year ended September 30, 2012.

We currently expect our revenue in fiscal 2013 to increase between 6% and 9%.  Our expected growth rate reflects our new three-year contract with Express Scripts, Inc. (“Express Scripts”) that is effective as of October 1, 2012, to supply primarily brand-name pharmaceuticals.  Annual sales to Express Scripts in fiscal 2013 under this contract are estimated to be $18.5 billion.  In early April 2012, our largest customer, Medco Health Solutions, Inc. (“Medco”), merged with Express Scripts, which is the surviving corporation.  Medco accounted for 17% of our revenue in fiscal 2012.  In addition, fiscal 2013 will include a full year’s operating results of our fiscal 2012 acquisitions of TheraCom and World Courier.  Our future revenue growth will continue to be affected by various factors such as industry growth trends, including the likely increase in the number of generic drugs that will be available over the next few years as a result of the expiration of certain drug patents held by brand-name pharmaceutical manufacturers, general economic conditions in the United States, competition within the industry, customer consolidation, changes in pharmaceutical manufacturer pricing and distribution policies and practices, increased downward pressure on government and other third party reimbursement rates to our customers, and changes in Federal government rules and regulations.

Pharmaceutical Distribution Segment

ABDC’s revenue decreased 3% from the prior fiscal year. The decline in ABDC’s revenue was primarily due to the increase in use of lower priced generics, a reduction in chain customer revenue primarily due to the previously announced loss of one of our larger retail customers, the former Long’s Drugs, which was acquired by a customer of one of our competitors and did not renew its contract prior to September 30, 2011, and lower sales to its largest customer. The decrease in revenue was partially offset by an increase in brand-name pharmaceutical prices.

ABSG’s revenue of $16.4 billion in fiscal 2012 increased 6% from the prior fiscal year primarily due to growth in its third-party logistics business and growth in its vaccine and physician office distribution business, which has benefited from sales of a new ophthalmology drug.  ABSG’s revenue growth was partially offset by a decline in sales of certain specialty oncology drugs.  The majority of ABSG’s revenue is generated from the distribution of pharmaceuticals to physicians who specialize in a variety of disease states, especially oncology.  ABSG’s business may be adversely impacted in the future by changes in medical guidelines and the Medicare reimbursement rates for certain pharmaceuticals, especially oncology drugs administered by physicians and anemia drugs.  Since ABSG provides a number of services to or through physicians, any changes affecting this service channel could result in slower growth or reduced revenues.

During fiscal 2012, 74% of Pharmaceutical Distribution revenue was from sales to institutional customers and 26% was from sales to retail customers; this compared to a customer mix in fiscal 2011 of 72% institutional and 28% retail.  Sales to institutional customers increased 2% in the current fiscal year and sales to retail customers decreased 7% from the prior fiscal year.

Other

Other revenue increased $1,022.7 million from the prior fiscal year primarily due to the $959.9 million contribution from our TheraCom and World Courier acquisitions.

Gross Profit

	Fiscal year ended September 30,
(dollars in thousands)	2012	2011	Change
Gross profit	$2,634,686	$2,458,977	7.1%

Gross profit in fiscal 2012 increased $175.7 million from the prior fiscal year due to the contributions made by our recent acquisitions (primarily World Courier and TheraCom), the solid growth and profitability of our non-specialty generic programs, and brand price increases, all of which were offset, in part, by the reduced contribution from the sales of certain specialty oncology drugs, and by competitive pressures on customer margins.  As expected, in fiscal 2012, the gross profit contributions from the sales of Oxaliplatin, Gemcitabine, and Docetaxel (all generic oncology drugs) were approximately $132 million lower than the prior fiscal year.  We had no sales of Oxaliplatin in our current fiscal year until mid-August 2012 and; therefore, gross profit on the sale of Oxaliplatin was significantly lower than in fiscal 2011.  In fiscal 2012, the gross profit decline from the above-mentioned three specialty generic drugs was partially offset by the gross profit contribution from over 30 ABDC brand to generic product conversions.  In the current fiscal year, we recognized a gain of $14.8 million from antitrust litigation settlements with pharmaceutical manufacturers.  This compared to a recognized gain of $2.1 million from antitrust litigation settlements with pharmaceutical manufacturers in the prior fiscal year.  These gains were recorded as reductions to cost of goods sold.  We are unable to estimate future gains, if any, that we will recognize as a result of antitrust settlements (see Note 13 of the Notes to Consolidated Financial Statements).  Additionally, in fiscal 2011, our gross profit was impacted by a non-recurring $12 million benefit in connection with a customer being acquired by a third party.

As a percentage of revenue, our gross profit margin of 3.37% in fiscal 2012 increased 25 basis points from the prior fiscal year.  The gross profit margin increase was due to the gross profit contributions of our recent acquisitions, primarily World Courier and TheraCom, and the solid growth and profitability of our non-specialty generic programs, both of which were offset by the decline in gross profit relating to the above mentioned specialty oncology generic drugs.  Additionally, the gain on antitrust litigation settlements, as noted above, contributed 2 basis points to our gross profit margin in fiscal 2012.

Our cost of goods sold includes a last-in, first-out (“LIFO”) provision that is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.  We recorded a LIFO charge of $0.7 million and $34.7 million in fiscal 2012 and 2011, respectively.  Our LIFO charge in fiscal 2012 was lower than the prior fiscal year charge due to higher brand inventory sales prior to the end of our fiscal year.

Operating Expenses

	Fiscal year ended September 30,
(dollars in thousands)	2012	2011	Change
Distribution, selling and administrative	$1,152,556	$1,138,022	1.3%
Depreciation and amortization	134,375	101,362	32.6%
Employee severance, litigation and other	44,140	23,567	87.3%
Intangible asset impairments	—	6,506	-100.0%
Total operating expenses	$1,331,071	$1,269,457	4.9%

Distribution, selling and administrative expense in fiscal 2012 increased 1.3% due to the operating costs of our recently acquired companies and was partially offset by a reduction in consulting expenses within our Pharmaceutical Distribution segment and a decrease in our bad debt expense.

Depreciation expense increased from the prior fiscal year primarily due to the implementation of our new ERP system.  Amortization expense increased from the prior fiscal year primarily due to the newly acquired intangible assets resulting from the TheraCom and World Courier acquisitions.

In fiscal 2012, we introduced a number of initiatives, some of which were made possible as a result of efficiencies gained through our ERP implementation, to improve our operating efficiency across many of our businesses and certain administrative functions.  In connection with these initiatives, we recorded $33.0 million of severance and other related costs and through September 30, 2012, 47 employees have been severed.  Other costs include an estimated $10.3 million liability to exit our participation in a multi-employer pension plan resulting from a planned ABDC distribution facility closure in fiscal 2013.  In addition, we incurred $11.1 million of acquisition costs related to business combinations.

In fiscal 2011, we introduced our Energiz program, which encompasses a number of initiatives to maximize salesforce productivity, improve customer contractual compliance, and drive efficiency by linking our information technology capabilities more effectively with our operations.  Employee severance, litigation and other for fiscal 2011 included severance costs of $4.4 million related to our Energiz program, a $16.0 million charge related to the preliminary settlement of a Qui Tam matter (as described in Note 12 “Legal Matters and Contingencies” of the Notes to the Consolidated Financial Statements), and $3.2 million of acquisition costs related to business combinations.

We incurred a $6.5 million charge related to intangible asset impairments in fiscal 2011.

As a percentage of revenue, operating expenses were 1.70% in fiscal 2012, up 9 basis points from the prior fiscal year.  This was primarily due to our recent acquisitions.  For the Pharmaceutical Distribution segment, as a percentage of revenue, operating expenses were down 9 basis points from the prior fiscal year.

Operating Income

	Fiscal year ended September 30,
(dollars in thousands)	2012	2011	Change
Pharmaceutical Distribution	$1,275,636	$1,184,673	7.7%
Other	72,119	28,414	153.8%
Employee severance, litigation and other	(44,140)	(23,567)	87.3%
Operating income	$1,303,615	$1,189,520	9.6%

Segment operating income is evaluated before employee severance, litigation and other.

Pharmaceutical Distribution operating income increased $91.0 million from the prior fiscal year due to the decrease in its operating expenses, offset in part by a decrease in its gross profit.  Other operating income increased $43.7 million from the prior fiscal year primarily due to the $24.6 million of contributions made by our recent acquisitions, primarily World Courier and TheraCom.  We expect our operating income margin to decline in fiscal 2013 due to our new Express Scripts contract, which significantly increases our mix of lower-margin brand business, the loss of a large food/drug combo customer, the negative impact of certain customer contract renewals, and a lower number of brand to generic conversions expected in fiscal 2013.

The net impact of the gain on antitrust litigation settlements, the costs relating to employee severance, litigation and other, and the asset impairments was to decrease operating income as a percentage of revenue by 4 basis points in both fiscal 2012 and 2011.

Other income of $5.8 million in fiscal 2012 and $4.6 million in fiscal 2011 primarily related to a gain resulting from payments received in excess of amounts accrued on a note receivable relating to a prior business disposition.

Interest expense, interest income, and the respective weighted average interest rates in fiscal 2012 and 2011 were as follows (in thousands):

	2012		2011
		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate
Interest expense	$94,370	4.93%	$78,329	5.34%
Interest income	(1,801)	0.22%	(2,181)	0.19%
Interest expense, net	$92,569		$76,148

Interest expense increased from the prior fiscal year due to an increase of $389.8 million in average borrowings, primarily due to the November 2011 issuance of our new $500 million 3 ½% senior notes due 2021.  In addition, interest costs capitalized related to our Business Transformation project of $0.5 million and $3.4 million in fiscal 2012 and 2011, respectively had the effect of reducing interest expense for those periods.  Our average invested cash was $1.5 billion during both fiscal 2012 and 2011.  Despite the similar levels of average cash, interest income was lower in our current fiscal year due to an increase in the amount of cash held in non-interest bearing cash accounts.  Cash held in these accounts partially offset bank fees.

Our interest expense in future periods may vary significantly depending upon changes in net borrowings, interest rates, amendments to our current borrowing facilities, and strategic decisions to deploy our invested cash.  We currently expect our interest expense to be lower in fiscal 2013 since we repaid our $392 million of 5 5/8% senior notes in September 2012.

Income taxes in fiscal 2012 reflect an effective tax rate of 37.4%, compared to 37.6% in the prior fiscal year.  We expect that our ongoing effective tax rate will be approximately 39%.

Income from continuing operations of $761.4 in fiscal 2012 increased 9% from the prior fiscal year due to the increase in operating income and was offset in part by the increases in interest expense and income taxes.  Diluted earnings per share from continuing operations of $2.96 in fiscal 2012 increased 18% from $2.51 per share in the prior fiscal year.  The difference between diluted earnings per share growth and the increase in income from continuing operations was primarily due to the 8% reduction in weighted average common shares outstanding, primarily from purchases of our common stock in connection with our stock repurchase program (see Liquidity and Capital Resources), net of the impact of stock option exercises.

(Loss) income from discontinued operations, net of income taxes, of $(42.4) million and $9.1 million, represents the income of AndersonBrecon and ABCC in both fiscal 2012 and 2011, respectively.

Year ended September 30, 2011 compared with Year ended September 30, 2010

Revenue

	Fiscal year ended September 30,
(dollars in thousands)	2011	2010	Change
Pharmaceutical Distribution	$78,444,933	$76,272,582	2.8%
Other	302,012	261,705	15.4%
Intersegment eliminations	(51,286)	(38,181)	34.3%
Revenue	$78,695,659	$76,496,106	2.9%

Revenue of $78.7 billion in fiscal 2011 increased 2.9% from the prior fiscal year.  The increase in revenue was due to the 5% growth of ABDC, offset in part by the 3% revenue decline of ABSG.

Pharmaceutical Distribution Segment

ABDC’s revenue increased 5% from fiscal 2010 due to overall pharmaceutical market growth, and the above market growth of a few of our largest customers, primarily our institutional customers.

ABSG’s revenue of $15.5 billion in fiscal 2011 decreased by 3% from fiscal 2010 primarily due to the September 2010 discontinuance of its contract with a third party logistics customer that transitioned to a direct manufacturer distribution model.  ABSG’s revenue decline in fiscal 2011 was also attributable to a decline in sales to dialysis providers, and a shift in product mix to more generic pharmaceuticals.

During fiscal 2011, 72% of Pharmaceutical Distribution revenue was from sales to institutional customers and 28% was from sales to retail customers.  Sales to institutional customers increased 4% in fiscal 2011 and sales to retail customers increased 1% in fiscal 2011.

Other

Other revenue increased $40.3 million from fiscal 2010 primarily due to the strong performance of the Lash Group, which provides commercialization support services to pharmaceutical and biotechnology manufacturers.

Gross Profit

	Fiscal year ended September 30,
(dollars in thousands)	2011	2010	Change
Gross profit	$2,458,977	$2,278,421	7.9%

Gross profit of $2.5 billion in fiscal 2011 increased $180.6 million or 7.9% from fiscal 2010.  This increase was greater than our revenue growth in large part due to the impact of certain specialty generic product introductions (launches), the continued strong growth and profitability of our non-specialty generic programs and increased contributions from our fee-for-service agreements with pharmaceutical manufacturers.  All of the above was offset, in part, by normal competitive pressures on customer margins.  Oxaliplatin, Gemcitabine, and Docetaxel (all generic oncology drugs) were launched in the quarters ended September 30, 2009, December 31, 2010 and March 31, 2011, respectively.  The gross profit benefit achieved collectively from all three generic oncology drugs in fiscal 2011 was higher than the benefit achieved from Oxaliplatin alone in fiscal 2010 by approximately $96 million.  Sales of Oxaliplatin, the largest contributor of the three specialty generic drugs, benefited our gross profit by approximately $106 million and $117 million in fiscal 2011 and 2010, respectively.  Beginning in our fourth quarter ended September 30, 2011, the gross profit contributions from the sales Gemcitabine and Docetaxel began to moderate as additional pharmaceutical manufacturers offered these products for sale and as third party reimbursement rates to our customers declined.  In fiscal 2011, we recognized a gain of $2.1 million from antitrust litigation settlements with pharmaceutical manufacturers.  This compared to a recognized gain of $20.7 million from antitrust litigation settlements with pharmaceutical manufacturers in fiscal 2010.  These gains were recorded as reductions to cost of goods sold.  Lastly, in fiscal 2010, we completed a reconciliation with one of our generic suppliers relating to rebate incentives owed to us.  Our gross profit benefited by approximately $12 million in fiscal 2010 as a result of having completed this reconciliation.

As a percentage of revenue, our gross profit margin of 3.12% in fiscal 2011 improved by 14 basis points from fiscal 2010 due to the above-mentioned generic oncology drug launches, the strong growth and profitability of our non-specialty generic programs and increased contributions from fee-for-service agreements with pharmaceutical manufacturers.  These factors more than offset the above market growth of some of our largest customers, who benefit from our best pricing, and normal competitive pressures on customer margins. Additionally, the gain on antitrust litigation settlements, as noted above, contributed 3 basis points to our gross margin in fiscal 2010.

We recorded a LIFO charge of $34.7 million and $30.2 million in fiscal 2011 and 2010, respectively.

Operating Expenses

	Fiscal year ended September 30,
(dollars in thousands)	2011	2010	Change
Distribution, selling and administrative	$1,138,022	$1,112,864	2.3%
Depreciation and amortization	101,362	79,501	27.5%
Employee severance, litigation and other	23,567	(4,482)
Intangible asset impairments	6,506	3,200	103.3%
Total operating expenses	$1,269,457	$1,191,083	6.6%

In fiscal 2011, we started to incur significant costs to support our new ERP system as we began the transition of our legacy information systems to our new ERP system.  Additionally, in fiscal 2011, ABDC implemented its Energiz program, which encompasses a number of initiatives to maximize salesforce productivity, improve customer contractual compliance, and drive efficiency by linking our information technology capabilities more effectively with our operations.

Distribution, selling and administrative expenses in fiscal 2011 increased 2.3% due to incremental costs of maintaining dual information technology platforms and an increase in consulting expenses related to ABDC’s Energiz program.  In fiscal 2010, asset impairment charges included a write-off of capitalized software of $6.7 million, which was included within distribution, selling and administrative expenses.

Depreciation expense increased from fiscal 2010 primarily due to the implementation of our new ERP system.

Employee severance, litigation and other in fiscal 2011 included $4.4 million related to our Energiz program, a $16.0 million charge related to the preliminary Qui Tam settlement (the Qui Tam Matter as described in Note 12 “Legal Matters and Contingencies” of the Notes to the Consolidated Financial Statements), and $3.2 million of costs related to business acquisitions.  Fiscal 2010 benefited from the reversal of a $4.4 million legal accrual.

As a percentage of revenue, operating expenses were 1.61% in fiscal 2011, an increase of 5 basis points from fiscal 2010.  This increase was due to the same matters as noted above and was offset, in part, by our operating leverage, particularly within ABDC.

Operating Income

	Fiscal year ended September 30,
(dollars in thousands)	2011	2010	Change
Pharmaceutical Distribution	$1,184,673	$1,046,703	13.2%
Other	28,414	36,153	-21.4%
Employee severance, litigation and other	(23,567)	4,482
Operating income	$1,189,520	$1,087,338	9.4%

Segment operating income is evaluated before employee severance, litigation and other.

Pharmaceutical Distribution operating income increased $138.0 million from fiscal 2010 due to the increase in its gross profit, offset, in part, by an increase in its operating expenses.

Other operating income in fiscal 2011 decreased $7.7 million primarily due to a $6.5 million intangible asset impairment charge.

The net impact of the gain on antitrust litigation settlements, the costs relating to employee severance, litigation and other, and the asset impairments decreased operating income as a percentage of revenue by 4 basis points in fiscal 2011 and increased operating income as a percentage of revenue by 3 basis points in fiscal 2010.

Interest expense, interest income, and their respective weighted average interest rates in fiscal 2011 and 2010 were as follows (in thousands):

	2011		2010
		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate
Interest expense	$78,329	5.34%	$74,101	5.37%
Interest income	(2,181)	0.19%	(2,311)	0.21%
Interest expense, net	$76,148		$71,790

Interest expense in fiscal 2011 increased from fiscal 2010 due to an increase in the weighted average interest rate and a decline in interest costs capitalized relating to our Business Transformation project.  Interest costs capitalized had the effect of reducing interest expense and were $3.4 million and $6.6 million in fiscal 2011 and 2010, respectively.  Interest income decreased from fiscal 2010 primarily due to a decrease in the weighted average interest rate and an increase in the amount of cash held in non-interest bearing cash accounts.

Income taxes in fiscal 2011 reflect an effective income tax rate of 37.6%, compared to 38.1% in fiscal 2010.  The decrease in the effective tax rate in fiscal 2011 was primarily due to adjustments made relating to state deferred income taxes.

Income from continuing operations in fiscal 2011 increased 11% from fiscal 2010 primarily due to the increase in operating income.  Diluted earnings per share from continuing operations of $2.51 in fiscal 2011 increased 15% from $2.18 in fiscal 2010.  The difference between diluted earnings per share growth and the increase in income from continuing operations was primarily due to the 3% reduction in weighted average common shares outstanding, primarily from purchases of our common stock in connection with our stock repurchase programs (see Liquidity and Capital Resources), net of the impact of stock option exercises.

Income from discontinued operations, net of income taxes, represented the income from AndersonBrecon and ABCC in both fiscal 2011 and 2010.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies which involve accounting estimates and assumptions that can have a material impact on our financial position and results of operations and require the use of complex and subjective estimates based upon past experience and management’s judgment.  Actual results may differ from these estimates due to uncertainties inherent in such estimates. Below are those policies applied in preparing our financial statements that management believes are the most dependent on the application of estimates and assumptions.  For a complete list of significant accounting policies, see Note 1 of Notes to the Consolidated Financial Statements.

Allowance for Doubtful Accounts

Trade receivables are primarily comprised of amounts owed to us for our pharmaceutical distribution and services activities and are presented net of an allowance for doubtful accounts and a reserve for customer sales returns.  In determining the appropriate allowance for doubtful accounts, we consider a combination of factors, such as the aging of trade receivables, industry trends, and our customers’ financial strength, credit standing, and payment and default history.  Changes in the aforementioned factors, among others, may lead to adjustments in our allowance for doubtful accounts.  The calculation of the required allowance requires judgment by our management as to the impact of these and other factors on the ultimate realization of our trade receivables.  Each of our business units performs ongoing credit evaluations of its customers’ financial condition and maintains reserves for probable bad debt losses based on historical experience and for specific credit problems when they arise.  We write off balances against the reserves when collectability is deemed remote.  Each business unit performs formal documented reviews of the allowance at least quarterly and our largest business units perform such reviews monthly.  There were no significant changes to this process during the fiscal years ended September 30, 2012, 2011, and 2010 and bad debt expense was computed in a consistent manner during these periods. The bad debt expense for any period presented is equal to the changes in the period end allowance for doubtful accounts, net of write-offs, recoveries and other adjustments.  Schedule II of this Form 10-K sets forth a rollforward of the allowance for doubtful accounts.

Bad debt expense for the fiscal years ended September 30, 2012, 2011, and 2010 was $23.1 million, $37.9 million, and $41.7 million respectively. An increase or decrease of 0.1% in the 2012 allowance as a percentage of trade receivables would result in an increase or decrease in the provision on accounts receivable of approximately $3.8 million.

Supplier Reserves

We establish reserves against amounts due from our suppliers relating to various price and rebate incentives, including deductions or billings taken against payments otherwise due to them.  These reserve estimates are established based on the judgment of management after carefully considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available to us.  We evaluate the amounts due from our suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in factual circumstances. An increase or decrease of 0.1% in the 2012 supplier reserve balances as a percentage of trade payables would result in an increase or decrease in cost of goods sold by approximately $9.5 million. The ultimate outcome of any outstanding claim may be different from our estimate.

Loss Contingencies

An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Assessing contingencies is highly subjective and requires judgments about future events. We regularly review loss contingencies to determine the adequacy of our accruals and related disclosures. The amount of the actual loss may differ significantly from these estimates.

Merchandise Inventories

Inventories are stated at the lower of cost or market. Cost for approximately 82% of our inventories at September 30, 2012 and 2011 has been determined using the last-in, first-out (“LIFO”) method. If we had used the first-in, first-out (“FIFO”) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $256.7 million and $256.0 million higher than the amounts reported at September 30, 2012 and 2011, respectively. We recorded a LIFO charge of $0.7 million, $34.7 million, and $30.2 million in fiscal 2012, 2011, and 2010 respectively.

Business Combinations

The purchase price of an acquired company, including the fair value of any contingent consideration, is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. We engage third party appraisal firms to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such valuations require management to make significant judgments, estimates and assumptions, especially with respect to intangible assets. Management makes estimates of fair value based upon assumptions it believes to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies, and are inherently uncertain. Critical estimates in valuing certain of the intangible assets include but are not limited to:  future expected cash flows from and economic lives of customer relationships, trade names, existing technology, and other intangible assets; and discount rates. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual events.

Goodwill and Intangible Assets

Goodwill represents the excess purchase price of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed.  Goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Intangible assets with finite lives, primarily customer relationships, software technology and non-compete agreements are amortized over their estimated useful lives.

In order to test goodwill and intangible assets with indefinite lives, a determination of the fair value of our reporting units and intangible assets with indefinite lives is required and is based, among other things, on estimates of future operating performance of the reporting unit and/or the component of the entity being valued. We are required to complete an impairment test for goodwill and intangible assets with indefinite lives and record any resulting impairment losses at least on an annual basis or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed fair value (“impairment indicators”). This impairment test includes the projection and discounting of cash flows, analysis of our market capitalization and estimating the fair values of tangible and intangible assets and liabilities.  Estimating future cash flows and determining their present values are based upon, among other things, certain assumptions about expected future operating performance and appropriate discount rates determined by management.

We completed our required annual impairment tests relating to goodwill and other intangible assets with indefinite lives in the fourth quarter of fiscal 2012, 2011, and 2010, and, as a result, recorded $6.5 million, and $2.5 million of impairment charges in fiscal 2011 and 2010, respectively.  Our estimates of cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to the business model, or changes in operating performance. Significant differences between these estimates and actual cash flows could materially affect our future financial results.

Share-Based Compensation

We utilize a binomial option pricing model to determine the fair value of share-based compensation expense, which involves the use of several assumptions, including expected term of the option, expected volatility, risk-free interest rate, dividend yield, and forfeiture rate.  The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience.  Expected volatility is based on historical volatility of our common stock as well as other factors, such as implied volatility.

Income Taxes

Our income tax expense, deferred tax assets and liabilities, and uncertain tax positions reflect management’s assessment of estimated future taxes to be paid on items in the financial statements.  Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes.

We have established a valuation allowance against certain deferred tax assets for which the ultimate realization of future benefits is uncertain.  Expiring carryforwards and the required valuation allowances are adjusted annually.  After application of the valuation allowances described above, we anticipate that no limitations will apply with respect to utilization of any of the other deferred income tax assets described above.

We prepare and file tax returns based on our interpretation of tax laws and regulations and record estimates based on these judgments and interpretations.  In the normal course of business, our tax returns are subject to examination by various taxing authorities.  Such examinations may result in future tax and interest assessments by these taxing authorities.  Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law resulting from legislation, regulation and/or as concluded through the various jurisdictions’ tax court systems.  We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

We believe that our estimates for the valuation allowances against deferred tax assets and the amount of benefits recognized in our financial statements for uncertain tax positions are appropriate based on current facts and circumstances.  However, others applying reasonable judgment to the same facts and circumstances could develop a different estimate and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

The significant assumptions and estimates described in the preceding paragraphs are important contributors to the ultimate effective tax rate in each year. If any of our assumptions or estimates were to change, an increase or decrease in our effective tax rate by 1% on income before income taxes would have caused income tax expense to change by $12.2 million in fiscal 2012.

Liquidity and Capital Resources

The following table illustrates our debt structure at September 30, 2012, including availability under the multi-currency revolving credit facility and the receivables securitization facility (in thousands):

	Outstanding	Additional
	Balance	Availability
Fixed-Rate Debt:
$500,000, 5 7/8% senior notes due 2015	$499,091	$—
$400,000, 4 7/8% senior notes due 2019	397,485	—
$500,000, 3 1/2% senior notes due 2021	499,355	—
Total fixed-rate debt	1,395,931	—
Variable-Rate Debt:
Multi-currency revolving credit facility due 2017	—	638,314
Receivables securitization facility due 2015	—	700,000
Other	—	1,617
Total variable-rate debt	—	1,339,931
Total debt, including current portion	$1,395,931	$1,339,931

Along with our cash balances, our aggregate availability under our multi-currency revolving credit facility and our receivables securitization facility provides us sufficient sources of capital to fund our working capital requirements.

In February 2012, we repaid the borrowings under the $55 million Blanco revolving credit facility, which was terminated.  In September 2012, we repaid the borrowings under the $392.3 million 5 5/8% senior notes due September 15, 2012.

In November 2011, we issued $500 million of 3½% senior notes due November 15, 2021 (the “2021 Notes”).  The 2021 Notes were sold at 99.858% of the principal amount and have an effective yield of 3.52%.  Interest on the 2021 Notes is payable semiannually, in arrears, commencing May 15, 2012.  The 2021 Notes rank pari passu to the Multi-Currency Revolving Credit Facility, the 2015 Notes, and the 2019 Notes (all defined below).  We used the net proceeds of the 2021 Notes for general corporate purposes.  Costs incurred in connection with the issuance of the 2021 Notes were deferred and are being amortized over the ten-year term of the notes.

We have a $700 million multi-currency senior unsecured revolving credit facility, which was scheduled to expire in March 2015, (the “Multi-Currency Revolving Credit Facility”) with a syndicate of lenders.  In October 2011, we entered into an amendment with the syndicate of lenders to extend the maturity date of the Multi-Currency Revolving Credit Facility to October 2016.  The amendment also reduced our borrowing rates and facility fees.  In November 2012, we further extended the maturity date to November 2017.  Interest on borrowings under the Multi-Currency Revolving Credit Facility accrues at specified rates based on our debt rating and ranges from 68 basis points to 155 basis points over LIBOR/EURIBOR/Bankers Acceptance Stamping Fee, as applicable (90 basis points over LIBOR/EURIBOR/Bankers Acceptance Stamping Fee at September 30, 2012).  Additionally, interest on borrowings denominated in Canadian dollars may accrue at the greater of the Canadian prime rate or the CDOR rate.  We pay facility fees to maintain the availability under the Multi-Currency Revolving Credit Facility at specified rates based on our debt rating, ranging from 7 basis points to 20 basis points, annually, of the total commitment (10 basis points at September 30, 2012).  We may choose to repay or reduce our commitments under the Multi-Currency Revolving Credit Facility at any time. The Multi-Currency Revolving Credit Facility contains covenants, including compliance with a financial leverage ratio test, as well as others that impose limitations on, among other things, indebtedness of excluded subsidiaries and asset sales, which we are compliant with as of September 30, 2012.

On October 31, 2011, we established a commercial paper program whereby we may from time to time issue short-term promissory notes in an aggregate amount of up to $700 million at any one time.  Amounts available under the program may be borrowed, repaid, and re-borrowed from time to time.  The maturities on the notes will vary, but may not exceed 365 days from the date of issuance.  The notes will bear interest rates, if interest bearing, or will be sold at a discount from their face amounts.  The commercial paper program does not increase our borrowing capacity as it is fully backed by our Multi-Currency Revolving Credit Facility.  There were no borrowings outstanding under our commercial paper program at September 30, 2012.

We have a $700 million receivables securitization facility (“Receivables Securitization Facility”), which was scheduled to expire in April 2014.  In October 2011, we entered into an amendment to the Receivables Securitization Facility to extend the maturity date to October 2014.  The amendment also reduced our borrowing rates.  In November 2012, we further extended the maturity date to November 2015.  We have available to us an accordion feature whereby the commitment on the Receivables Securitization Facility may be increased by up to $250 million, subject to lender approval, for seasonal needs during the December and March quarters.  Interest rates are currently based on prevailing market rates for short-term commercial paper or LIBOR plus a program fee of 75 basis points.  We currently pay an unused fee of 37.5 basis points, annually, to maintain the availability under the Receivables Securitization Facility.  At September 30, 2012, there were no borrowings outstanding under the Receivables Securitization Facility. The Receivables Securitization Facility contains similar covenants to the Multi-Currency Revolving Credit Facility.

In connection with the Receivables Securitization Facility, ABDC sells on a revolving basis certain accounts receivable to Amerisource Receivables Financial Corporation, a wholly owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions. ABDC is the servicer of the accounts receivable under the Receivables Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. We use the facility as a financing vehicle because it generally offers an attractive interest rate relative to other financing sources.

We have $500 million of 5 7/8% senior notes due September 15, 2015 (the “2015 Notes”), and $400 million of 4 7/8% senior notes due November 15, 2019 (the “2019 Notes”).  The 2015 Notes were sold at 99.5% of the principal amount and have an effective yield of 5.94%.  The 2019 Notes were sold in November 2009 at 99.174% of the principal amount and have an effective yield of 4.98%.  Interest on the 2015 Notes, and the 2019 Notes is payable semiannually in arrears.  All of the senior notes rank pari passu to the Multi-Currency Revolving Credit Facility.  All of the senior notes and the Multi-Currency Revolving Credit Facility were previously guaranteed on a joint and several basis by certain of the Company’s subsidiaries, which were known as the guarantor subsidiaries.  On June 29, 2012, in accordance with the terms of the documents governing the underlying obligations, each of the guarantor subsidiaries was released from its obligations under its guarantee of the senior notes and the Multi-Currency Revolving Credit Facility.

Our operating results have generated cash flow, which, together with availability under our debt agreements and credit terms from suppliers, has provided sufficient capital resources to finance working capital and cash operating requirements, and to fund capital expenditures, acquisitions, repayment of debt, the payment of interest on outstanding debt, dividends, and repurchases of shares of our common stock.

Our primary ongoing cash requirements will be to finance working capital, fund the repayment of debt, fund the payment of interest on debt, fund repurchases of our common stock, fund the payment of dividends, finance acquisitions and fund capital expenditures and routine growth and expansion through new business opportunities.  In August 2011, our board of directors approved a program allowing us to purchase up to $750 million of our outstanding shares of common stock, subject to market conditions.  During fiscal 2012, we purchased $500.0 million of our common stock to complete our availability remaining on this $750 million share repurchase program.  Additionally, we paid $8.0 million in October 2011 to settle purchases of our common stock made on September 29, 2011.  On May 10, 2012, our board of directors approved a program allowing us to purchase up to $750 million shares of our common stock, subject to market conditions.  During fiscal 2012, we purchased $653.1 million of our common stock under this $750 million share repurchase program.  As of September 30, 2012, we had $96.9 million of availability remaining on the $750 million share repurchase program.  On November 1, 2012, our board of directors approved a new program allowing us to purchase up to $750 million shares of our common stock, subject to market conditions.  We currently expect to purchase at least $200 million of our common stock in fiscal 2013, subject to market conditions.  Future cash flows from operations and borrowings are expected to be sufficient to fund our ongoing cash requirements.

Deterioration in general economic conditions could adversely affect the amount of prescriptions that are filled and the amount of pharmaceutical products purchased by consumers and, therefore, could reduce purchases by our customers.  In addition, volatility in financial markets may also negatively impact our customers’ ability to obtain credit to finance their businesses on acceptable terms.  Reduced purchases by our customers or changes in the ability of our customers to remit payments to us could adversely affect our revenue growth, our profitability, and our cash flow from operations.

Following is a summary of our contractual obligations for future principal and interest payments on our debt, minimum rental payments on our noncancelable operating leases and minimum payments on our other commitments at September 30, 2012 (in thousands):

	Payments Due by Period
		Within 1			After 5
	Total	Year	1-3 Years	4-5 Years	Years
Debt, including interest payments	$1,856,061	$67,503	$635,006	$126,052	$1,027,500
Operating leases	319,560	56,671	98,693	68,486	95,710
Other commitments	211,607	110,663	100,105	839	—
Total	$2,387,228	$234,837	$833,804	$195,377	$1,123,210

We have commitments to purchase product from influenza vaccine manufacturers through the 2014/2015 flu season.  We are required to purchase doses at prices that we believe will represent market prices.  We currently estimate our remaining purchase commitment under these agreements will be approximately $76.4 million as of September 30, 2012, of which $38.7 million represents our commitment in fiscal 2013.  These influenza vaccine commitments are included in “Other commitments” in the above table.

We have commitments to purchase blood plasma products from suppliers through December 31, 2012.  We are required to purchase quantities at prices that we believe will represent market prices.  We currently estimate our remaining purchase commitment under these agreements will be approximately $24.8 million as of September 30, 2012.  These commitments are included in “Other commitments” in the above table.

We have outsourced to IBM Global Services (“IBM”) a significant portion of our corporate and ABDC information technology activities, including assistance with the implementation of our new enterprise resource planning (“ERP”) system.  The remaining commitment under our 10-year arrangement, as amended, which expires in June 2015, is approximately $89.2 million as of September 30, 2012, of which $35.1 million represents our commitment in fiscal 2013, and is included in “Other commitments” in the above table.

Our liability for uncertain tax positions was $43.3 million (including interest and penalties) as of September 30, 2012.  This liability represents an estimate of tax positions that we have taken in our tax returns which may ultimately not be sustained upon examination by taxing authorities.  Since the amount and timing of any future cash settlements cannot be predicted with reasonable certainty, the estimated liability has been excluded from the above contractual obligations table.

During fiscal 2012, our operating activities provided $1,305.4 million of cash in comparison to cash provided of $1,167.9 million in the prior fiscal year.  Cash provided by operations in fiscal 2012 was principally the result of income from continuing operations of $761.4 million, an increase in accounts payable, accrued expenses and income taxes of $416.1 million and non-cash items of $241.6 million, offset, in part, by an increase in merchandise inventories of $116.2 million.  Non-cash items included the provision for deferred income taxes of $61.3 million, which represented a $133.5 million decline from the prior fiscal year.  Deferred income taxes were significantly higher in the prior year period due to the larger income tax deductions associated with merchandise inventories and tax bonus depreciation resulting from our Business Transformation capital expenditures.  The $416.1 million increase in accounts payable, accrued expenses and income taxes was primarily driven by the timing of inventory purchases made and the related payments to our suppliers.  Merchandise inventories increased $116.2 million from the September 30, 2011 balance due to the timing of inventory purchases.

We use days sales outstanding, days inventory on hand, and days payable outstanding to evaluate our working capital performance.  We expect our days sales outstanding in fiscal 2013 to increase slightly as the payment terms in our new three-year contract with Express Scripts are longer than the payment terms in the previous Medco contract.

	Fiscal year ended September 30,
	2012	2011	2010

Days sales outstanding	18.0	16.9	16.2
Days inventory on-hand	25.6	24.3	25.0
Days payable outstanding	42.8	39.4	39.8

Our cash flows from operating activities can vary significantly from period to period based on fluctuations in our period end working capital.  Operating cash uses during fiscal 2012 included $84.5 million of interest payments and $302.1 million of income tax payments, net of refunds.

During fiscal 2011, our operating activities provided $1,167.9 million of cash in comparison to cash provided of $1,108.6 million in fiscal 2010.  Net cash provided by operating activities in fiscal 2011 was principally the result of income from continuing operations of $697.5 million, an increase in accounts payable, accrued expenses and income taxes of $388.7 million, and non-cash items of $373.5 million, offset, in part, by an increase in merchandise inventories of $228.3 million.  Non-cash items included the provision for deferred income taxes of $194.8 million, which represents an increase of $111.4 million from fiscal 2010 and is primarily attributable to income tax deductions associated with merchandise inventories and tax bonus depreciation resulting from our Business Transformation capital expenditures.  Our inventory and accounts payable balances at September 30, 2011 were each 4% higher than those balances at September 30, 2010.  These increases were largely attributable to the growth in our business in fiscal 2011.  Despite the 3% increase in revenue in fiscal 2011, accounts receivable at September 30, 2011 was relatively flat when compared to the balance at September 30, 2010.  This was primarily due to timing of customer payments to us.  Operating cash uses during fiscal 2011 included $74.2 million of interest payments and $214.6 million of income tax payments, net of refunds.

Capital expenditures in fiscal 2012, 2011, and 2010 were $133.3 million, $156.1 million, and $175.7 million, respectively.  We currently expect to spend approximately $180 million for capital expenditures during fiscal 2013.  Our most significant capital expenditures in fiscal 2012, 2011, and 2010 related principally to our Business Transformation project, which includes a new ERP system for our corporate office and for our ABDC operations.  Significant capital expenditures in fiscal 2012 also included investments to expand our infrastructure in Canada, and other ABDC and ABCS facility expansions and improvements. Other capital expenditures in fiscal 2012 and 2011 included ABDC purchases of machinery and equipment, which were previously sold to financial institutions and leased back by us, and other technology initiatives.  Other capital expenditures in fiscal 2010 included various enhancements made to our other business units’ information and customer-related technology systems.

In April 2012, we acquired World Courier for a purchase price of $518.0 million, net of a working capital adjustment.  In November 2011, we acquired TheraCom for a purchase price of $257.2 million, net of a working capital adjustment.  Additionally, we finalized working capital adjustments relating to our September 2011 acquisitions of IntrinsiQ, LLC (“IntrinsiQ”) and Premier Source (“Premier”), totaling $0.5 million, net.

In September 2011, we acquired IntrinsiQ for a purchase price of $34.3 million, net of a working capital adjustment.  Additionally, in September 2011, we acquired Premier for a purchase price of $11.1 million, net of cash acquired.

Net cash used in financing activities in fiscal 2012 included $499.3 million of proceeds received related to the November 2011 issuance of our 2021 Notes and the repayments of $392.3 million of senior notes due September 15, 2012 and $55 million due under our Blanco revolving credit facility.  Net cash used in financing activities in fiscal 2010 included $396.7 million of proceeds received related to the November 2009 issuance of our 2019 Notes and net repayments of $34.7 million under our revolving and securitization credit facilities.  Additionally, $7.7 million of discretionary long-term debt repayments were made in fiscal 2010.

During fiscal 2012, 2011, and 2010, we purchased a total of $1,162.2 million, $840.6 million, and $470.4 million, respectively, of our common stock in connection with our share repurchase programs, which are summarized below.

In November 2008, our board of directors authorized a program allowing the purchase of up to $500 million of our outstanding shares of common stock, subject to market conditions. During fiscal 2009, we purchased $431.9 million under this program and during fiscal 2010, we purchased $68.1 million to complete the program.

In November 2009, our board of directors authorized a program allowing us to purchase up to $500 million of our outstanding shares of common stock, subject to market conditions. During fiscal 2010, we purchased $401.9 million under this program and during fiscal 2011, we purchased $98.1 million to complete the program.

In September 2010, our board of directors authorized a program allowing us to purchase up to $500 million of our outstanding shares of common stock, subject to market conditions, all of which was purchased during fiscal 2011.

In August 2011, our board of directors authorized a program allowing us to purchase up to $750 million of our outstanding shares of common stock, subject to market conditions.  During fiscal 2011, we purchased $250.0 million under this program, of which $8.0 million was cash-settled in October 2011.  During fiscal 2012, we purchased $500.0 million to complete the program.

In May 2012, our board of directors authorized a new program allowing us to purchase up to $750 million of our outstanding shares of common stock, subject to market conditions.  Through June 30, 2012, we purchased 0.2 million shares in the open market for a total of $5.9 million.  In addition, on August 13, 2012, we entered into an Accelerated Share Repurchase (“ASR”) transaction with a financial institution and paid $648.0 million for an initial delivery of 16.8 million shares.  The number of shares ultimately purchased was based on the volume-weighted average price of our common stock during the term of the ASR.  The ASR transaction was settled on October 9, 2012, at which time we received 0.1 million incremental shares.

In November 2009, our board of directors increased the quarterly dividend by 33% from $0.06 per share to $0.08 per share.  During fiscal 2010, we paid quarterly cash dividends of $0.08 per share.  In November 2010, our board of directors increased the quarterly dividend by 25% from $0.08 per share to $0.10 per share.  In May 2011, our board of directors increased the quarterly cash dividend by 15% from $0.10 per share to $0.115 per share.  In November 2011, our board of directors increased the quarterly cash dividend by 13% from $0.115 per share to $0.13 per share.  In November 2012, our board of directors increased the quarterly cash dividend again by 62% from $0.13 per share to $0.21 per share.  We anticipate that we will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of our board of directors and will depend upon our future earnings, financial condition, capital requirements and other factors.

Market Risk

Our most significant market risk historically has been the effect of fluctuations in interest rates relating to our debt. We manage interest rate risk by using a combination of fixed-rate and variable-rate debt.  At September 30, 2012, our continuing operations had no variable rate debt outstanding. The amount of variable-rate debt fluctuates during the year based on our working capital requirements.  We periodically evaluate financial instruments to manage our exposure to fixed and variable interest rates.  However, there are no assurances that such instruments will be available in the combinations we want and on terms acceptable to us.  There were no such financial instruments in effect at September 30, 2012.

We also have market risk exposure to interest rate fluctuations relating to our cash and cash equivalents.  We had $1.1 billion in cash and cash equivalents at September 30, 2012, of which $230.0 million was invested in money market accounts at financial institutions.  The unfavorable impact of a hypothetical decrease in interest rates on cash and cash equivalents would be partially offset by the favorable impact of such a decrease on variable-rate debt. For every $100 million of cash invested that is in excess of variable-rate debt, a 10 basis point decrease in interest rates would increase our annual net interest expense by $0.1 million.

We are exposed to foreign currency and exchange rate risk from our non-U.S. operations. Our largest exposure to foreign exchange rates exists primarily with the Canadian Dollar, the U.K. Pound Sterling, and the Euro. We may utilize foreign currency denominated forward contracts to hedge against changes in foreign exchange rates.  Such contracts generally have durations of less than one year.  We had no foreign currency denominated forward contracts at September 30, 2012.  We may use derivative instruments to hedge our foreign currency exposure, but not for speculative or trading purposes.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income:  Presentation of Comprehensive Income.”  ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate, but consecutive statements.  ASU No. 2011-05 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2011, and early adoption is permitted.  We are evaluating our presentation options under ASU No. 2011-05; however, we do not expect adoption of this guidance to impact our consolidated financial statements other than the change in presentation.  We intend to adopt this ASU in our quarter ending December 31, 2012.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles — Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.”  Under ASU No. 2011-08, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary.  ASU No. 2011-08 is effective for fiscal years that begin after December 15, 2011, and early adoption is permitted.  We intend to adopt this ASU in our fiscal year beginning October 1, 2012.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles — Goodwill and Other (Topic 350):  Testing Indefinite — Lived Intangible Assets for Impairment.”  ASU No. 2012-02 simplifies how an entity tests indefinite-lived intangible assets (other than goodwill) for impairment by providing entities with an option to perform a qualitative assessment to determine whether further impairment testing is necessary.  An entity would continue to calculate the fair value of an indefinite-lived intangible asset if the asset fails the qualitative assessment, while no further analysis would be required if it passes.  ASU No. 2012-02 is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012, and early adoption is permitted.  We intend to adopt this ASU in our fiscal year beginning October 1, 2012.

Forward-Looking Statements

Certain of the statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) and elsewhere in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth elsewhere in this MD&A, in Item 1A (Risk Factors), Item 1 (Business) and elsewhere in this report.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s most significant market risks are the effects of changing interest rates and foreign currency risk. See discussion on page 31 under the heading “Market Risk,” which is incorporated by reference herein.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of AmerisourceBergen Corporation

We have audited the accompanying consolidated balance sheets of AmerisourceBergen Corporation and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmerisourceBergen Corporation and subsidiaries at September 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries as of September 30, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 27, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 27, 2012, except for the changes as described under “Discontinued Operations Retrospectively Applied” of Note 1, as to which the date is July 16, 2013.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,066,608	$1,825,990
Accounts receivable, less allowances for returns and doubtful accounts: 2012 — $338,245; 2011 — $347,083	3,784,619	3,675,980
Merchandise inventories	5,472,010	5,320,220
Prepaid expenses and other	72,374	84,365
Assets held for sale	662,853	508,164
Total current assets	11,058,464	11,414,719
Property and equipment, at cost:
Land	33,009	33,009
Buildings and improvements	324,264	256,040
Machinery, equipment and other	942,604	851,058
Total property and equipment	1,299,877	1,140,107
Less accumulated depreciation	(556,193)	(476,484)
Property and equipment, net	743,684	663,623

Goodwill and other intangible assets	3,523,432	2,777,669
Other assets	116,676	127,387

TOTAL ASSETS	$15,442,256	$14,983,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,492,589	$9,066,768
Accrued expenses and other	570,210	408,499
Current portion of long-term debt	—	392,089
Deferred income taxes	963,081	838,718
Liabilities held for sale	239,706	191,667
Total current liabilities	11,265,586	10,897,741

Long-term debt, net of current portion	1,395,931	951,012
Other liabilities	325,897	267,060

Stockholders’ equity:
Common stock, $0.01 par value - authorized, issued and outstanding: 600,000,000 shares, 262,542,659 shares and 235,394,281 shares at September 30, 2012, respectively, and 600,000,000 shares, 496,522,288 shares and 260,991,439 shares at September 30, 2011, respectively	2,625	4,965
Additional paid-in capital	2,252,470	4,082,978
Retained earnings	1,270,423	4,055,664
Accumulated other comprehensive loss	(32,657)	(50,141)
	3,492,861	8,093,466
Treasury stock, at cost: 2012 - 27,148,378 shares; 2011 - 235,530,849 shares	(1,038,019)	(5,225,881)
Total stockholders’ equity	2,454,842	2,867,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,442,256	$14,983,398

See notes to consolidated financial statements.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 30,
	2012	2011	2010
	(In thousands, except per share data)
Revenue	$78,080,806	$78,695,659	$76,496,106
Cost of goods sold	75,446,120	76,236,682	74,217,685
Gross profit	2,634,686	2,458,977	2,278,421
Operating expenses:
Distribution, selling and administrative	1,152,556	1,138,022	1,112,864
Depreciation	112,828	88,760	67,007
Amortization	21,547	12,602	12,494
Employee severance, litigation and other	44,140	23,567	(4,482)
Intangible asset impairments	—	6,506	3,200
Operating income	1,303,615	1,189,520	1,087,338
Other (income) loss	(5,827)	(4,617)	3,372
Interest expense, net	92,569	76,148	71,790
Income from continuing operations before income taxes	1,216,873	1,117,989	1,012,176
Income taxes	455,512	420,494	385,237
Income from continuing operations	761,361	697,495	626,939
(Loss) income from discontinued operations, net of income tax expense of $4,841, $3,523, and $5,784 for fiscal 2012, 2011, and 2010, respectively	(42,375)	9,129	9,809
Net income	$718,986	$706,624	$636,748
Earnings per share:
Basic earnings per share:
Continuing operations	$3.01	$2.56	$2.22
Discontinued operations	(0.17)	0.03	0.03
Rounding	—	—	0.01
Total	$2.84	$2.59	$2.26
Diluted earnings per share:
Continuing operations	$2.96	$2.51	$2.18
Discontinued operations	(0.16)	0.03	0.03
Rounding	—	—	0.01
Total	$2.80	$2.54	$2.22
Weighted average common shares outstanding:
Basic	252,906	272,471	282,258
Diluted	256,903	277,717	287,246

See notes to consolidated financial statements.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Loss	Stock	Total
	(In thousands, except per share data)
September 30, 2009	$4,829	$3,737,835	$2,919,760	$(44,679)	$(3,899,859)	$2,717,886
Net income			636,748			636,748
Foreign currency translation				5,138		5,138
Benefit plan funded status adjustment, net of tax of $2,019				(3,158)		(3,158)
Other, net of tax				108		108
Total comprehensive income						638,836
Cash dividends, $0.32 per share			(90,622)			(90,622)
Exercise of stock options	66	111,617				111,683
Excess tax benefit from exercise of stock options		21,036				21,036
Share-based compensation expense		30,844				30,844
Common stock purchases for employee stock purchase plan		(1,948)				(1,948)
Purchases of common stock					(470,356)	(470,356)
Employee tax withholdings related to restricted share vesting					(3,117)	(3,117)
Other	3	(3)		2		2
September 30, 2010	4,898	3,899,381	3,465,886	(42,589)	(4,373,332)	2,954,244
Net income			706,624			706,624
Foreign currency translation				(4,521)		(4,521)
Benefit plan funded status adjustment, net of tax of $5,472				(3,139)		(3,139)
Other, net of tax				108		108
Total comprehensive income						699,072
Cash dividends, $0.43 per share			(117,624)			(117,624)
Exercise of stock options	64	115,756				115,820
Excess tax benefit from exercise of stock options		39,711				39,711
Share-based compensation expense		28,365				28,365
Common stock purchases for employee stock purchase plan		(232)				(232)
Purchases of common stock					(848,614)	(848,614)
Employee tax withholdings related to restricted share vesting					(3,935)	(3,935)
Other	3	(3)	778			778
September 30, 2011	4,965	4,082,978	4,055,664	(50,141)	(5,225,881)	2,867,585
Net income			718,986			718,986
Foreign currency translation				15,838		15,838
Benefit plan funded status adjustment, net of tax of $1,096				1,538		1,538
Other, net of tax				108		108
Total comprehensive income						736,470
Cash dividends, $0.52 per share			(132,760)			(132,760)
Exercise of stock options	45	89,476				89,521
Excess tax benefit from exercise of stock options		25,703				25,703
Share-based compensation expense		26,645				26,645
Common stock purchases for employee stock purchase plan		(299)				(299)
Treasury stock retirement	(2,388)	(1,972,030)	(3,371,467)		5,345,885	—
Purchases of common stock					(1,154,208)	(1,154,208)
Employee tax withholdings related to restricted share vesting					(3,815)	(3,815)
Other	3	(3)				—
September 30, 2012	$2,625	$2,252,470	$1,270,423	$(32,657)	$(1,038,019)	$2,454,842

See notes to consolidated financial statements.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 30,
	2012	2011	2010
	(In thousands)
OPERATING ACTIVITIES
Net income	$718,986	$706,624	$636,748
Loss (income) from discontinued operations	42,375	(9,129)	(9,809)
Income from continuing operations	761,361	697,495	626,939
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation, including amounts charged to cost of goods sold	113,765	89,659	67,992
Amortization, including amounts charged to interest expense	26,750	17,310	17,456
Provision for doubtful accounts	23,058	37,878	41,698
Provision for deferred income taxes	61,278	194,797	83,400
Share-based compensation	25,954	27,279	29,749
Loss on disposal of property and equipment	249	855	8,816
Other, including intangible asset impairments	(9,433)	5,758	9,206
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Accounts receivable	71,510	(23,934)	62,445
Merchandise inventories	(116,174)	(228,303)	(241,252)
Prepaid expenses and other assets	49,716	(26,284)	10,545
Accounts payable, accrued expenses, and income taxes	416,100	388,687	386,364
Other liabilities	(7,177)	(3,799)	(21,983)
Net cash provided by operating activities-continuing operations	1,416,957	1,177,398	1,081,375
Net cash (used in) provided by operating activities-discontinued operations	(111,508)	(9,450)	27,249
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,305,449	1,167,948	1,108,624
INVESTING ACTIVITIES
Capital expenditures	(133,292)	(156,142)	(175,687)
Cost of acquired companies, net of cash acquired	(775,670)	(45,380)	—
Proceeds from sales of property and equipment	23	868	135
Net cash used in investing activities-continuing operations	(908,939)	(200,654)	(175,552)
Net cash used in investing activities-discontinued operations	(39,010)	(11,764)	(8,819)
NET CASH USED IN INVESTING ACTIVITIES	(947,949)	(212,418)	(184,371)
FINANCING ACTIVITIES
Long-term debt borrowings	499,290	—	396,696
Long-term debt repayments	(447,326)	—	(7,664)
Borrowings under revolving and securitization credit facilities	60,500	35,026	2,822
Repayments under revolving and securitization credit facilities	(60,500)	(35,068)	(37,497)
Purchases of common stock	(1,162,246)	(840,577)	(470,356)
Exercises of stock options, including excess tax benefits of $25,703, $39,711, and $21,036, in fiscal 2012, 2011, and 2010, respectively	115,224	155,531	132,719
Cash dividends on common stock	(132,760)	(117,624)	(90,622)
Debt issuance costs and other	(10,658)	(7,439)	(9,907)
Net cash used in financing activities-continuing operations	(1,138,476)	(810,151)	(83,809)
Net cash provided by (used in) financing activities-discontinued operations	21,594	22,429	(191,630)
NET CASH USED IN FINANCING ACTIVITIES	(1,116,882)	(787,722)	(275,439)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(759,382)	167,808	648,814
Cash and cash equivalents at beginning of year	1,825,990	1,658,182	1,009,368
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,066,608	$1,825,990	$1,658,182

See notes to consolidated financial statements.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

Note 1.  Summary of Significant Accounting Policies

AmerisourceBergen Corporation (the “Company”) is a pharmaceutical services company providing drug distribution and related healthcare services and solutions to its pharmacy, physician and manufacturer customers, which are based primarily in the United States, Canada and select global markets.

Discontinued Operations Retrospectively Applied

In March 2013, the Company committed to a plan to divest AmerisourceBergen Canada Corporation (“ABCC”) due to the challenging economic environment for Canadian pharmaceutical product distribution.  As a result of the planned sale of ABCC, the Company classified ABCC’s assets and liabilities as held for sale and classified ABCC’s operating results, net of tax, as discontinued operations for all periods presented in its Quarterly Report on Form 10-Q for the period ended March 31, 2013.

The accompanying consolidated balance sheets of the Company as of September 30, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012 have been retrospectively revised to reflect the classification of ABCC’s assets and liabilities as held for sale and ABCC’s operating results, net of tax, as discontinued operations.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as of the dates and for the fiscal years indicated. All intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimated amounts due to uncertainties inherent in such estimates.  Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness.

As of September 30, 2012, the Company had committed to a plan to divest its contract packaging and clinical trials services business, AndersonBrecon.  In March 2013, the Company also committed to a plan to divest a Canadian pharmaceutical distribution business, ABCC.  The Company has retrospectively classified AndersonBrecon’s and ABCC’s operating results as discontinued in the consolidated financial statements for all periods presented (see Note 3).

Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

Business Combinations

The purchase price of an acquired company, including the fair value of contingent consideration, is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired businesses are included in the Company’s operating results from the dates of acquisition (see Note 2).

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Concentrations of Credit Risk and Allowance for Doubtful Accounts

The Company sells its merchandise inventories to a large number of customers in the healthcare industry that include institutional and retail healthcare providers. Institutional healthcare providers include acute care hospitals, health systems, mail order pharmacies, long-term care and other alternate care pharmacies and providers of pharmacy services to such facilities, and physician offices. Retail healthcare providers include national and regional retail drugstore chains, independent community pharmacies and pharmacy departments of supermarkets and mass merchandisers. The financial condition of the Company’s customers can be affected by changes in government reimbursement policies as well as by other economic pressures in the healthcare industry.

The Company’s trade accounts receivable are exposed to credit risk, but the risk is moderated because the Company’s customer base is diverse and geographically widespread primarily within the U.S. and Canada. The Company generally does not require collateral for trade receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts. In determining the appropriate allowance for doubtful accounts, the Company considers a combination of factors, such as the aging of trade receivables, industry trends, its customers’ financial strength, credit standing, and payment and default history. Changes in these factors, among others, may lead to adjustments in the Company’s allowance for doubtful accounts. The calculation of the required allowance requires judgment by Company management as to the impact of those and other factors on the ultimate realization of its trade receivables. Each of the Company’s business units performs ongoing credit evaluations of its customers’ financial condition and maintains reserves for probable bad debt losses based on historical experience and for specific credit problems when they arise. There were no significant changes to this process during the fiscal years ended September 30, 2012, 2011, and 2010 and bad debt expense was computed in a consistent manner during these periods. The bad debt expense for any period presented is equal to the changes in the period end allowance for doubtful accounts, net of write-offs, recoveries and other adjustments. Schedule II of this Form 10-K sets forth a rollforward of the allowance for doubtful accounts. At September 30, 2012, the largest trade receivable due from a single customer represented approximately 11% of accounts receivable, net. In fiscal 2012, our largest customer was Medco Health Solutions, Inc., which was recently acquired by Express Scripts, Inc. (“Express Scripts”), and it accounted for 17% of our revenue. The Company’s next largest customer accounted for 6% of its fiscal 2012 revenue.

The Company maintains cash and cash equivalents with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. These deposits may be redeemed upon demand, and are maintained with financial institutions with reputable credit, and, therefore, bear minimal credit risk. The Company seeks to mitigate such risks by monitoring the risk profiles of these counterparties. The Company also seeks to mitigate risk by monitoring the investment strategy of money market accounts that it is invested in, which are classified as cash equivalents.

Derivative Financial Instruments

The Company records all derivative financial instruments on the balance sheet at fair value and complies with established criteria for designation and effectiveness of hedging relationships.

As of September 30, 2012 and 2011, there were no outstanding derivative financial instruments. The Company’s policy prohibits it from entering into derivative financial instruments for speculative or trading purposes.

Equity Investments

The Company uses the equity method of accounting for its investments in entities in which it has significant influence; generally, this represents an ownership interest of between 20% and 50%. The Company’s investments in marketable equity securities in which the Company does not have significant influence are classified as “available for sale” and are carried at fair value within the Other Assets line item on the consolidated balance sheet, with unrealized gains and losses excluded from earnings and reported in the accumulated other comprehensive loss component of stockholders’ equity. Unrealized losses that are determined to be other-than-temporary impairment losses are recorded as a component of earnings in the period in which that determination is made.

Foreign Currency

The functional currency of the Company’s foreign operations is the applicable local currency.  Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss within stockholders’ equity.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed.  The Company does not amortize purchased goodwill or intangible assets with indefinite lives; rather, they are tested for impairment on at least an annual basis. Intangible assets with finite lives, primarily customer relationships, software technology and non-compete agreements, are amortized over their estimated useful lives, which range from 3 to 16 years.

The Company’s operating segments are comprised of AmerisourceBergen Drug Corporation, AmerisourceBergen Specialty Group, AmerisourceBergen Consulting Services, and World Courier. Each operating segment has an executive who is responsible for managing the segment and reporting directly to the President and Chief Executive Officer of the Company, the Company’s Chief Operating Decision Maker (“CODM”). Each operating segment is comprised of a number of operating units (components), for which discrete financial information is available. These components are aggregated into reporting units for purposes of goodwill impairment testing.

In order to test goodwill and intangible assets with indefinite lives, a determination of the fair value of the Company’s reporting units and intangible assets with indefinite lives is required and is based, among other things, on estimates of future operating performance of the reporting unit and/or the component of the entity being valued. The Company is required to complete an impairment test for goodwill and intangible assets with indefinite lives and record any resulting impairment losses at least on an annual basis or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed fair value (“impairment indicators”). This impairment test includes the projection and discounting of cash flows, analysis of the Company’s market capitalization and estimating the fair values of tangible and intangible assets and liabilities. Estimates of future cash flows and determination of their present values are based upon, among other things, certain assumptions about expected future operating performance and appropriate discount rates determined by management.

The Company completed its required annual impairment tests relating to goodwill and other intangible assets in the fiscal years ended September 30, 2012, 2011, and 2010, and, as a result, recorded $6.5 million and $2.5 million of impairment charges in fiscal 2011 and 2010, respectively.  The Company’s estimates of cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to the business model, or changes in operating performance. Significant differences between these estimates and actual cash flows could materially affect the Company’s future financial results.

Income Taxes

The Company accounts for income taxes using a method that requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities (commonly known as the asset and liability method). In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.  Tax benefits associated with uncertain tax positions that have met the recognition criteria are measured and recorded based on the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination.

Loss Contingencies

The Company accrues for estimated loss contingencies related to litigation if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews loss contingencies to determine the adequacy of its accruals and related disclosures. The amount of the actual loss may differ significantly from these estimates.

Manufacturer Incentives

The Company accounts for fees and other incentives received from its suppliers, relating to the purchase or distribution of inventory, as a reduction to cost of goods sold. The Company considers these fees and other incentives to represent product discounts, and as a result, they are capitalized as product costs and relieved through cost of goods sold upon the sale of the related inventory.

Merchandise Inventories

Inventories are stated at the lower of cost or market. Cost for approximately 82% of the Company’s inventories at September 30, 2012 and 2011 has been determined using the last-in, first-out (LIFO) method. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $256.7 million and $256.0 million higher than the amounts reported at September 30, 2012 and 2011, respectively. The Company recorded a LIFO charge of $0.7 million, $34.7 million, and $30.2 million in fiscal 2012, 2011, and 2010, respectively.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years for buildings and improvements and from 3 to 10 years for machinery, equipment and other. The costs of repairs and maintenance are charged to expense as incurred.

The Company capitalizes project costs relating to computer software developed or obtained for internal use when the activities related to the project reach the application development stage.  Costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities are expensed as they are incurred.  Software development costs are depreciated using the straight-line method over the estimated useful lives, which range from 5 to 10 years.

In connection with the Company’s Business Transformation project, which includes a new enterprise resource planning (“ERP”) system, the Company wrote-off capitalized software costs totaling $6.7 million in fiscal 2010.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, product has been delivered or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Revenue as reflected in the accompanying consolidated statements of operations is net of estimated sales returns and allowances.

The Company’s customer sales return policy generally allows customers to return products only if the products can be resold at full value or returned to suppliers for full credit. The Company records an accrual for estimated customer sales returns at the time of sale to the customer. At September 30, 2012 and 2011, the Company’s accrual for estimated customer sales returns was $252.5 million and $258.3 million, respectively.

The Company reports the gross dollar amount of bulk deliveries to customer warehouses in revenue and the related costs in cost of goods sold. Bulk delivery transactions are arranged by the Company at the express direction of the customer, and involve either drop shipments from the supplier directly to customers’ warehouse sites or cross-dock shipments from the supplier to the Company for immediate shipment to the customers’ warehouse sites. The Company is a principal to these transactions because it is the primary obligor and has the ultimate and contractual responsibility for fulfillment and acceptability of the products purchased, and bears full risk of delivery and loss for products, whether the products are drop-shipped or shipped via cross-dock. The Company also bears full credit risk associated with the creditworthiness of any bulk delivery customer. As a result, the Company records bulk deliveries to customer warehouses as gross revenues. Gross profit earned by the Company on bulk deliveries was not material in any year presented.

Share-Based Compensation

The Company accounts for the compensation cost of all share-based payments at fair value and reports the related expense within distribution, selling and administrative expenses to correspond with the same line item as the cash compensation paid to employees. The benefits of tax deductions in excess of recognized compensation expense are reported as a financing cash flow ($25.7 million, $39.7 million, and $21.0 million for the fiscal years ended September 30, 2012, 2011, and 2010 respectively).

Shipping and Handling Costs

Shipping and handling costs include all costs to warehouse, pick, pack and deliver inventory to customers. These costs, which were $259.1 million, $270.2 million and $277.2 million for the fiscal years ended September 30, 2012, 2011, and 2010, respectively, are included in distribution, selling and administrative expenses.

Supplier Reserves

The Company establishes reserves against amounts due from its suppliers relating to various price and rebate incentives, including deductions or billings taken against payments otherwise due them from the Company. These reserve estimates are established based on the judgment of Company management after carefully considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available to the Company. The Company evaluates the amounts due from its suppliers on a continual basis and adjusts the reserve estimates when appropriate based on changes in factual circumstances. The ultimate outcome of any outstanding claim may be different than the Company’s estimate.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income:  Presentation of Comprehensive Income.”  ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate, but consecutive statements.  ASU No. 2011-05 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2011, and early adoption is permitted.  The Company is evaluating its presentation options under ASU No. 2011-05; however, it does not expect adoption of this guidance to impact the Company’s consolidated financial statements other than the change in presentation.  The company intends to adopt this ASU in its quarter ending December 31, 2012.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles — Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.”  Under ASU No. 2011-08, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary.  ASU No. 2011-08 is effective for fiscal years that begin after December 15, 2011, and early adoption is permitted.  The Company intends to adopt this ASU in its fiscal year beginning October 1, 2012.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles — Goodwill and Other (Topic 350):  Testing Indefinite — Lived Intangible Assets for Impairment.”  ASU No. 2012-02 simplifies how an entity tests indefinite-lived intangible assets (other than goodwill) for impairment by providing entities with an option to perform a qualitative assessment to determine whether further impairment testing is necessary.  An entity would continue to calculate the fair value of an indefinite-lived intangible asset if the asset fails the qualitative assessment, while no further analysis would be required if it passes.  ASU No. 2012-02 is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012, and early adoption is permitted.  The Company intends to adopt this ASU in its fiscal year beginning October 1, 2012.

Note 2.  Acquisitions

TheraCom, LLC

In November 2011, the Company acquired TheraCom, LLC (“TheraCom”), a subsidiary of CVS Caremark Corporation, for a purchase price of $257.2 million, net of a working capital adjustment.  TheraCom is a leading provider of commercialization support services for the biotechnology and pharmaceutical industry, specifically providing reimbursement and patient support services.  TheraCom’s capabilities complement those of the Lash Group, a business within ABCS, and significantly increase the size and scope of its consulting services.  TheraCom’s annualized revenues are approximately $700 million, the majority of which are provided by the specialized distribution component of the integrated reimbursement support services for certain unique prescription products.  During the fiscal year ended September 30, 2012, TheraCom sales to ABDC were $72.2 million, which were eliminated from the Company’s consolidated financial statements.  For segment presentation, TheraCom is included in Other.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their fair values at the date of the acquisition.  The purchase price exceeded the fair value of the net tangible and intangible assets acquired by $180.2 million, which was allocated to goodwill.  The fair values of significant tangible assets acquired and liabilities assumed were as follows:  accounts receivable of $119.3 million, merchandise inventories of $41.7 million, and accounts payable of $153.2 million.  The fair value of intangible assets acquired of $68.8 million consists of customer relationships of $57.1 million, software technology of $7.9 million, and trade names of $3.8 million.  The Company is amortizing the fair values of the acquired customer relationships over their remaining useful lives of 15 years, and amortizing the fair values of software technology and trade names over their remaining useful lives of 5 years.  All of the goodwill resulting from the acquisition is expected to be deductible for income tax purposes.

World Courier

In April 2012, the Company acquired World Courier for a purchase price of $518.0 million, net of a working capital adjustment.  World Courier is a leading global specialty transportation and logistics provider for the biopharmaceutical industry.  World Courier further strengthens the Company’s service offerings to global pharmaceutical manufacturers and provides an established platform for the introduction of our specialty services outside North America.  It operates in over 50 countries and has approximately 2,500 employees.  World Courier’s annual revenues are estimated to be approximately $500 million.  For segment presentation, World Courier is included in Other.

The purchase price has been preliminarily allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition.  The purchase price currently exceeds the estimated fair value of the net tangible and intangible assets acquired by $263.7 million, which was allocated to goodwill.  The Company is in the process of finalizing its fair value estimates for certain contingent liabilities assumed and the income tax assets acquired and liabilities assumed.  The estimated fair value of intangible assets acquired of $250.0 million consists of a trade name of $110.5 million, customer relationships of $130.5 million, and software technology of $9.0 million.  The trade name has been determined to have an indefinite life.  The Company is amortizing the estimated fair values of the acquired customer relationships and software technology over the remaining estimated useful lives of 16 years and 5 years, respectively.  Goodwill resulting from the acquisition is not expected to be deductible for income tax purposes.

The Company has reflected revenues of $959.9 million and pre-tax earnings of $24.1 million related to the acquisitions of TheraCom and World Courier in its consolidated results of operations from the dates of their respective acquisitions.  Pro forma results of operations for the aforementioned acquisitions for the fiscal years ended September 30, 2012 and 2011, as if such acquisitions had been completed as of the beginning of fiscal 2011, have not been presented because the pro forma results are not materially different from the Company’s actual results for the periods indicated.

Note 3.  Discontinued Operations

As of September 30, 2012, the Company committed to a plan to divest its packaging and clinical trials services business, AndersonBrecon (“AB”) to allow it to focus on its distribution, specialty, and manufacturer services businesses.  In March 2013, the Company also committed to a plan to divest AmerisourceBergen Canada Corporation (“ABCC”), due to the challenging economic environment for Canadian pharmaceutical product distribution.  The Company has retrospectively classified AB and ABCC’s assets and liabilities as held for sale in the accompanying consolidated balance sheets and has retrospectively classified AB and ABCC’s operating results as discontinued operations in the accompanying consolidated statements of operations for all periods presented.  Previously, AB was included in Other and ABCC was included in Pharmaceutical Distribution for segment reporting.  AB and ABCC’s revenue and (loss) income before income taxes were as follows:

	Fiscal Year Ended September 30,
(in thousands)	2012	2011	2010

Revenue	$1,639,684	$1,521,899	$1,457,873
(Loss) income before income taxes	$(37,534)	$12,652	$15,593

The following table summarizes the assets and liabilities of AB and ABCC (in thousands):

	September 30,
	2012	2011
Assets:
Accounts receivable	$187,179	$161,223
Merchandise inventories	249,463	146,314
Property and equipment, net	131,907	109,293
Goodwill and other intangible assets	85,163	86,142
Other assets	9,141	5,192
Assets held for sale	662,853	508,164
Liabilities:
Accounts payable	152,110	135,347
Accrued expenses and other	16,554	14,418
Other liabilities	71,042	41,902
Liabilities held for sale	239,706	191,667
Net assets	$423,147	$316,497

Note 4.  Income Taxes

The following illustrates domestic and foreign income before income taxes (in thousands):

	Fiscal year ended September 30,
	2012	2011	2010
Domestic	$1,193,047	$1,105,481	$1,002,669
Foreign	23,826	12,508	9,507
Total	$1,216,873	$1,117,989	$1,012,176

The income tax provision is as follows (in thousands):

	Fiscal Year Ended September 30,
	2012	2011	2010
Current provision:
Federal	$356,843	$194,816	$265,862
State and local	32,438	26,527	34,478
Foreign	4,953	4,354	1,497
	394,234	225,697	301,837
Deferred provision:
Federal	47,348	174,412	68,289
State and local	11,959	20,462	12,693
Foreign	1,971	(77)	2,418
	61,278	194,797	83,400
Provision for income taxes	$455,512	$420,494	$385,237

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	Fiscal Year Ended September 30,
	2012	2011	2010
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income tax rate, net of federal tax benefit	2.3	1.7	3.3
Foreign	(0.1)	—	0.1
Other	0.2	0.9	(0.3)
Effective income tax rate	37.4%	37.6%	38.1%

Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts. Significant components of the Company’s deferred tax liabilities (assets) are as follows (in thousands):

	September 30,
	2012	2011
Merchandise inventories	$985,571	$898,655
Property and equipment	132,732	130,028
Goodwill and other intangible assets	249,913	142,810
Other	705	1,588
Gross deferred tax liabilities	1,368,921	1,173,081
Net operating loss and tax credit carryforwards	(59,994)	(40,742)
Capital loss carryforwards	(230,395)	(230,122)
Allowance for doubtful accounts	(30,856)	(32,882)
Accrued expenses	(9,651)	(462)
Employee and retiree benefits	(17,392)	(24,206)
Stock options	(28,197)	(25,697)
Other	(57,596)	(44,398)
Gross deferred tax assets	(434,081)	(398,509)
Valuation allowance for deferred tax assets	254,182	249,906
Deferred tax assets, net of valuation allowance	(179,899)	(148,603)
Net deferred tax liabilities	$1,189,022	$1,024,478

The following tax carryforward information is presented as of September 30, 2012.  The Company had $21.5 million of potential tax benefits from federal net operating loss carryforwards expiring in 9 to 19 years, $51.4 million of potential tax benefits from state net operating loss carryforwards expiring in 1 to 20 years and $6.5 million of potential tax benefits from foreign net operating loss carryforwards, which have varying expiration dates.  Included in the state net operating loss carryforwards is $6.0 million of potential tax benefits that if realized would be an increase to additional paid-in-capital and $14.8 million of potential tax benefits that if realized would reduce income tax expense.  The Company had $230.4 million of potential tax benefits from capital loss carryforwards expiring in 2 to 4 years.  The Company had $1.4 million of state tax credit carryforwards.

In connection with the acquisition of World Courier, the Company acquired net operating loss carryforwards totaling approximately $78 million.  The Company agreed with the sellers of World Courier to reimburse them for the Company’s utilization of all U.S. net operating loss carryforwards and certain foreign net operating loss carryforwards that existed as of the acquisition date and will be realized by the Company through 2017.  As such, the Company has recorded a deferred tax asset, net of valuation allowance, for the net operating losses expected to be realized and an offsetting liability for the amount to be repaid to the sellers as part of the preliminary purchase price allocation for World Courier.  The amounts recorded are preliminary and subject to finalization.

In fiscal 2012, the Company increased the valuation allowance on deferred tax assets by $4.3 million primarily due to the addition of certain foreign net operating loss carryforwards.  In fiscal 2011, the Company increased the valuation allowance on deferred tax assets by $14.6 million primarily due to the addition of certain state net operating loss carryforwards.

In fiscal 2012, 2011, and 2010, tax benefits of $25.7 million, $39.7 million, and $21.0 million, respectively, related to the exercise of employee stock options and lapse of restricted shares were recorded as additional paid-in capital.

Income tax payments, net of refunds, were $302.1 million, $214.6 million and $257.8 million in the fiscal years ended September 30, 2012, 2011 and 2010, respectively.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years before 2009.

As of September 30, 2012 and 2011, the Company had unrecognized tax benefits, defined as the aggregate tax effect of differences between tax return positions and the benefits recognized in the Company’s financial statements, of $43.3 million and $45.7 million, respectively ($30.1 million and $30.9 million, net of federal benefit, respectively). If recognized, these tax benefits would reduce income tax expense and the effective tax rate.  As of September 30, 2012 and 2011, included in these amounts are $6.3 million and $9.9 million of interest and penalties, respectively, which the Company records in income tax expense.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, in fiscal 2012, 2011, and 2010 is as follows (in thousands):

Balance at September 30, 2009	$37,649
Additions of tax positions of the current year	6,710
Additions of tax positions of the prior years	737
Reductions of tax positions of the prior years	(4,826)
Settlements with taxing authorities	(2,810)
Expiration of statutes of limitations	(630)
Balance at September 30, 2010	36,830
Additions of tax positions of the current year	5,866
Additions of tax positions of the prior years	3,592
Reductions of tax positions of the prior years	(386)
Settlements with taxing authorities	(7,136)
Expiration of statutes of limitations	(2,963)
Balance at September 30, 2011	35,803
Additions of tax positions of the current year	6,094
Additions of tax positions of the prior years	1,045
Additions of tax positions due to acquisitions	2,748
Reductions of tax positions of the prior years	(5,177)
Settlements with taxing authorities	(2,286)
Expiration of statutes of limitations	(1,237)
Balance at September 30, 2012	$36,990

During the next 12 months, it is reasonably possible that state tax audit resolutions and the expiration of statutes of limitations could result in a reduction of unrecognized tax benefits by approximately $2.3 million.

Cumulative undistributed earnings of international subsidiaries were $93.0 million at September 30, 2012.  No deferred Federal income taxes were provided for the undistributed earnings as they are permanently reinvested in the Company’s international operations.  It is not practicable to estimate the amount of U.S. tax that would result upon the eventual repatriation of such earnings.

Note 5.  Goodwill and Other Intangible Assets

Following is a summary of the changes in the carrying value of goodwill for the fiscal years ended September 30, 2012 and 2011 (in thousands):

	Pharmaceutical
	Distribution	Other	Total
Goodwill at September 30, 2010	$2,404,652	$70,044	$2,474,696
Goodwill recognized in connection with acquisitions (see Note 2)	17,495	8,412	25,907
Foreign currency translation	(440)	—	(440)
Goodwill impairment	—	(3,001)	(3,001)
Goodwill at September 30, 2011	2,421,707	75,455	2,497,162
Goodwill recognized in connection with acquisitions (see Note 2)	(134)	444,554	444,420
Foreign currency translation	1,402	—	1,402
Goodwill at September 30, 2012	$2,422,975	$520,009	$2,942,984

Following is a summary of other intangible assets (in thousands):

	September 30, 2012			September 30, 2011
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Indefinite-lived intangibles — trade names	$344,004	$—	$344,004	$233,348	$—	$233,348
Finite-lived intangibles:
Customer relationships	265,981	(61,865)	204,116	78,147	(47,578)	30,569
Other	67,896	(35,568)	32,328	45,074	(28,484)	16,590
Total other intangible assets	$677,881	$(97,433)	$580,448	$356,569	$(76,062)	$280,507

During the fiscal year ended September 30, 2011, the Company recorded a goodwill impairment charge of $3.0 million and a customer relationship impairment charge of $3.5 million relating to one of its smaller business units.  For segment presentation, this charge was included in Other.

During the fiscal year ended September 30, 2010, the Company recorded trade name impairment charges totaling $3.2 million relating to certain of its smaller business units.  For segment presentation, this charge was included in Other.

Amortization expense for other intangible assets was $21.5 million, $12.6 million, and $12.5 million in the fiscal years ended September 30, 2012, 2011, and 2010, respectively. Amortization expense for other intangible assets is estimated to be $27.2 million in fiscal 2013, $25.4 million in fiscal 2014, $21.3 million in fiscal 2015, $20.3 million in fiscal 2016, $16.9 million in 2017 and $125.3 million thereafter.

Note 6.  Debt

Debt consisted of the following:

	September 30,
	2012	2011
	(Dollars in thousands)
Blanco revolving credit facility	$—	$55,000
Receivables securitization facility due 2015	—	—
Multi-currency revolving credit facility due 2017	—	—
$392,326, 5 5/8% senior notes due 2012	—	392,000
$500,000, 5 7/8% senior notes due 2015	499,091	498,822
$400,000, 4 7/8% senior notes due 2019	397,485	397,190
$500,000, 3 1/2% senior notes due 2021	499,355	—
Other	—	89
Total debt	1,395,931	1,343,101
Less current portion	—	392,089
Total, net of current portion	$1,395,931	$951,012

Long-Term Debt

In February 2012, the Company repaid the borrowings under the Blanco Credit Facility, which was terminated.

The Company has a multi-currency senior unsecured credit facility for $700 million, which was scheduled to expire in March 2015 (the “Multi-Currency Revolving Credit Facility”), with a syndicate of lenders.  In October 2011, the Company entered into an amendment with the syndicate of lenders to extend the maturity date of the Multi-Currency Revolving Credit Facility to October 2016.  The amendment also reduced the Company’s borrowing rates and facility fees.  In November 2012, the Company further extended the maturity date to November 2017.  Interest on borrowings under the Multi-Currency Revolving Credit Facility accrues at specified rates based on the Company’s debt rating and ranges from 68 basis points to 155 basis points over LIBOR/EURIBOR/Bankers Acceptance Stamping Fee, as applicable (90 basis points over LIBOR/EURIBOR/Bankers Acceptance Stamping Fee at September 30, 2012). Additionally, interest on borrowings denominated in Canadian dollars may accrue at the greater of the Canadian prime rate or the CDOR rate.  The Company pays facility fees to maintain the availability under the Multi-Currency Revolving Credit Facility at specified rates based on the Company’s debt rating, ranging from 7 basis points to 20 basis points, annually, of the total commitment (10 basis points at September 30, 2012).  The Company may choose to repay or reduce its commitments under the Multi-Currency Revolving Credit Facility at any time. The Multi-Currency Revolving Credit Facility contains covenants, including compliance with a financial leverage ratio test, as well as others that impose limitations on, among other things, indebtedness of excluded subsidiaries and asset sales.

The Company has $500 million of 5 7/8% senior notes due September 15, 2015 (the “2015 Notes”), $400 million of 4 7/8% senior notes due November 15, 2019 (the “2019 Notes”), and $500 million of 3½% senior notes due November 15, 2021 (the “2021 Notes”) (together, the “Notes”). The 2015 Notes, 2019 Notes, and 2021 Notes were sold at 99.5%, 99.2%, and 99.858% of the principal amount, respectively, and have effective interest yields of 5.94%, 4.98%, and 3.52% respectively.  Interest on the Notes is payable semiannually in arrears. Costs incurred in connection with the issuance of the Notes were deferred and are being amortized over the terms of the notes.

All of the Notes and the Multi-Currency Revolving Credit Facility were previously guaranteed on a joint and several basis by certain of the Company’s subsidiaries, which were known as the guarantor subsidiaries.  On June 29, 2012, in accordance with the terms of the documents governing the underlying obligations, each of the guarantor subsidiaries was released from its obligations under the guarantee of the Notes and the Multi-Currency Revolving Credit Facility.  As a result, the Company no longer discloses selected consolidating financial statements of its parent and its guarantors and non-guarantor subsidiaries.

The indentures governing the Multi-Currency Revolving Credit Facility and the Notes contain restrictions and covenants which include limitations on additional indebtedness; distributions to stockholders; the repurchase of stock and the making of other restricted payments; issuance of preferred stock; creation of certain liens; transactions with subsidiaries and other affiliates; and certain corporate acts such as mergers, consolidations, and the sale of substantially all assets. An additional covenant requires compliance with a financial leverage ratio test.

Receivables Securitization Facility

The Company has a $700 million receivables securitization facility (“Receivables Securitization Facility”), which was scheduled to expire in April 2014.  In October 2011, the Company entered into an amendment to the Receivables Securitization Facility to extend the maturity date to October 2014.  The amendment also reduced the Company’s borrowing rates.  In November 2012, the Company further extended the maturity date to November 2015.  The Company has available to it an accordion feature whereby the commitment on the Receivables Securitization Facility may be increased by up to $250 million, subject to lender approval, for seasonal needs during the December and March quarters. Interest rates are based on prevailing market rates for short-term commercial paper or LIBOR plus a program fee of 75 basis points. The Company pays an unused fee of 37.5 basis points, annually, to maintain the availability under the Receivables Securitization Facility.  At September 30, 2012, there were no borrowings outstanding under the Receivables Securitization Facility.  In connection with the Receivables Securitization Facility, AmerisourceBergen Drug Corporation sells on a revolving basis certain accounts receivable to Amerisource Receivables Financial Corporation, a wholly owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions. AmerisourceBergen Drug Corporation is the servicer of the accounts receivable under the Receivables Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. The facility is a financing vehicle utilized by the Company because it generally offers an attractive interest rate relative to other financing sources. The Company securitizes its trade accounts, which are generally non-interest bearing, in transactions that are accounted for as borrowings. The Receivables Securitization Facility contains similar covenants to the Multi-Currency Revolving Credit Facility.

Commercial Paper Program

On October 31, 2011, the Company established a commercial paper program whereby it may from time to time issue short-term promissory notes in an aggregate amount of up to $700 million at any one time.  Amounts available under the program may be borrowed, repaid, and re-borrowed from time to time.  The maturities on the notes will vary, but may not exceed 365 days from the date of issuance.  The notes will bear interest rates, if interest bearing, or will be sold at a discount from their face amounts.  The commercial paper program does not increase the Company’s borrowing capacity as it is fully backed by the Company’s Multi-Currency Revolving Credit Facility.  There were no borrowings under the commercial paper program at September 30, 2012.

Other Information

Scheduled future principal payments of long-term debt are $500.0 million in fiscal 2015 and $900.0 million after fiscal 2017.

Interest paid on the above indebtedness during the fiscal years ended September 30, 2012, 2011, and 2010 was $84.5 million, $74.2 million, and $63.8 million, respectively.

Total amortization of financing fees and the accretion of original issue discounts, which are recorded as components of interest expense, were $5.2 million, $4.7 million, and $5.0 million, for the fiscal years ended September 30, 2012, 2011, and 2010, respectively.

Note 7.  Stockholders’ Equity and Earnings per Share

The authorized capital stock of the Company consists of 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The board of directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series with various designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions. Except as required by law, or as otherwise provided by the board of directors of the Company, the holders of Preferred Stock will have no voting rights and will not be entitled to notice of meetings of stockholders. Holders of Preferred Stock will be entitled to receive, when declared by the board of directors, out of legally available funds, dividends at the rates fixed by the board of directors for the respective series of Preferred Stock, and no more, before any dividends will be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period. No shares of Preferred Stock have been issued as of September 30, 2012.

The holders of the Company’s Common Stock are entitled to one vote per share and have the exclusive right to vote for the board of directors and for all other purposes as provided by law. Subject to the rights of holders of the Company’s Preferred Stock, holders of Common Stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of the Company as may be declared by the board of directors from time to time out of the legally available assets or funds of the Company.

The following table illustrates the components of accumulated other comprehensive loss, net of income taxes, as of September 30, 2012 and 2011 (in thousands):

	September 30,
	2012	2011
Pension and postretirement adjustments (See Note 8)	$(45,828)	$(47,366)
Foreign currency translation	13,337	(2,501)
Other	(166)	(274)
Total accumulated other comprehensive loss	$(32,657)	$(50,141)

In November 2008, the Company’s board of directors authorized a program allowing the Company to purchase up to $500 million of its outstanding shares of Common Stock, subject to market conditions. During the fiscal year ended September 30, 2009, the Company purchased 23.3 million shares of Common Stock under this program for a total of $431.9 million. During the fiscal year ended September 30, 2010, the Company purchased 2.8 million shares of its Common Stock for a total of $68.1 million to complete its authorization under this program.

In November 2009, the Company’s board of directors authorized a program allowing the Company to purchase up to $500 million of its outstanding shares of Common Stock, subject to market conditions.  During the fiscal year ended September 30, 2010, the Company purchased 14.4 million shares of its Common Stock under this program for a total of $401.9 million.  During the fiscal year ended September 30, 2011, the Company purchased 3.2 million shares of its Common Stock for a total of $98.1 million to complete its authorization under this program.

In September 2010, the Company’s board of directors authorized a program allowing the Company to purchase up to $500 million of its outstanding shares of Common Stock, subject to market conditions.  During the fiscal year ended September 30, 2011, the Company purchased 13.3 million shares of its Common Stock for a total of $500.0 million to complete its authorization under this program.

In August 2011, the Company’s board of directors authorized a program allowing the Company to purchase up to $750 million of its outstanding shares of Common Stock, subject to market conditions.  During the fiscal year ended September 30, 2011, the Company purchased 6.6 million shares of its Common Stock for a total of $250.0 million.  During the fiscal year ended September 30, 2012, the Company purchased 13.4 million shares of its Common Stock for $500.0 to complete its authorization under this program.

In May 2012, the Company’s board of directors authorized a new program allowing the Company to purchase up to $750 million of its outstanding shares of common stock, subject to market conditions.  On August 13, 2012, the Company entered into an Accelerated Share Repurchase (“ASR”) transaction with a financial institution and paid $650 million for an initial delivery of 16.8 million shares.  The initial payment of $650 million funded stock purchases of $647.2 million, $2.0 million of previously declared dividends that were scheduled to be paid on September 4, 2012, and $0.8 million in other fees.  The number of shares ultimately purchased was based on the volume-weighted average price of the Company’s Common Stock during the term of the ASR.  The ASR transaction was settled on October 9, 2012, at which time the Company received 0.1 million incremental shares.  In addition to the ASR transaction, during the fiscal year ended September 30, 2012, the Company purchased 0.2 million of its Common Stock for a total of $5.9 million.  The Company had $96.9 million of availability remaining under this share repurchase program as of September 30, 2012.

On December 30, 2011, the Company retired 238.8 million shares of its treasury stock.

Basic earnings per share is computed on the basis of the weighted average number of shares of Common Stock outstanding during the periods presented.  Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock outstanding during the periods plus the dilutive effect of stock options and restricted stock.  The following table (in thousands) is a reconciliation of the numerator and denominator of the computation of basic and diluted earnings per share.

	September 30,
	2012	2011	2010
Weighted average common shares outstanding — basic	252,906	272,471	282,258
Effect of dilutive securities — stock options and restricted stock	3,997	5,246	4,988
Weighted average common shares outstanding — diluted	256,903	277,717	287,246

The potentially dilutive employee stock options that were antidilutive for fiscal 2012, 2011, and 2010 were 2.1 million, 2.0 million, and 2.1 million, respectively.

Note 8.  Pension and Other Benefit Plans

The Company sponsors various retirement benefit plans, including defined benefit pension plans, defined contribution plans, postretirement medical plans and a deferred compensation plan covering eligible employees. Expenses relating to these plans were $20.3 million, $19.3 million, and $20.9 million in fiscal 2012, 2011, and 2010, respectively.

The Company recognizes the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of its defined benefit pension plans and postretirement benefit plans in its balance sheet, with a corresponding adjustment to accumulated other comprehensive loss, net of income taxes.  Included in accumulated other comprehensive loss at September 30, 2012 are net actuarial losses of $78.5 million ($45.8 million, net of income taxes). The net actuarial loss in accumulated other comprehensive loss that is expected to be amortized into fiscal 2013 net periodic pension expense is $5.2 million ($3.0 million, net of income taxes).

Defined Benefit Plans

The Company provides a benefit for certain employees under two different noncontributory defined benefit pension plans consisting of a salaried plan and a supplemental executive retirement plan.  Both plans are closed to new participants and benefits that can be earned by active participants in the plans are limited.  For each employee, the benefits are based on years of service and average compensation. Pension costs, which are computed using the projected unit credit cost method, are funded to at least the minimum level required by government regulations.

The Company has an unfunded supplemental executive retirement plan for certain former officers and key employees.  This plan is closed to new participants and benefits that can be earned by active participants are limited.  This plan is a “target” benefit plan, with the annual lifetime benefit based upon a percentage of salary during the five final years of pay at age 62, offset by several other sources of income including benefits payable under a prior supplemental retirement plan.

The following table sets forth (in thousands) a reconciliation of the changes in the Company-sponsored defined benefit pension plans:

	Fiscal Year Ended
	September 30,
	2012	2011
Change in Projected Benefit Obligations:
Benefit obligation at beginning of year	$154,887	$142,982
Interest cost	6,560	7,036
Actuarial losses	17,942	11,287
Benefit payments	(13,134)	(6,446)
Other	(11)	28
Benefit obligation at end of year	$166,244	$154,887
Change in Plan Assets:
Fair value of plan assets at beginning of year	$122,242	$113,475
Actual return on plan assets	26,775	4,014
Employer contributions	23,444	12,185
Expenses	(936)	(986)
Benefit payments	(13,134)	(6,446)
Fair value of plan assets at end of year	$158,391	$122,242
Funded Status and Amounts Recognized:
Funded status	$(7,853)	$(32,645)
Net amount recognized	$(7,853)	$(32,645)
Amounts recognized in the balance sheets consist of:
Current liabilities	$(4,456)	$(10,730)
Noncurrent liabilities	(3,397)	(21,915)
Net amount recognized	$(7,853)	$(32,645)

Weighted average assumptions used (as of the end of the fiscal year) in computing the benefit obligation were as follows:

	2012	2011
Discount rate	3.70%	4.60%
Rate of increase in compensation levels	N/A	N/A
Expected long-term rate of return on assets	8.00%	8.00%

The expected long-term rate of return for the plans represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid.

The following table provides components of net periodic benefit cost for the Company-sponsored defined benefit pension plans together with contributions charged to expense for multi-employer union-administered defined benefit pension plans that the Company participates in (in thousands):

	Fiscal Year Ended September 30,
	2012	2011	2010
Components of Net Periodic Benefit Cost:
Interest cost on projected benefit obligation	$6,560	$7,036	$6,959
Expected return on plan assets	(10,475)	(9,289)	(7,918)
Recognized net actuarial loss	4,758	4,768	3,964
Loss due to curtailments, settlements and other	1,518	828	52
Net periodic pension cost of defined benefit pension plans	2,361	3,343	3,057
Net pension cost of multi-employer plans	294	340	364
Total pension expense	$2,655	$3,683	$3,421

Weighted average assumptions used (as of the beginning of the fiscal year) in computing the net periodic benefit cost were as follows:

	2012	2011	2010
Discount rate	4.60%	5.00%	5.55%
Rate of increase in compensation levels	N/A	N/A	N/A
Expected long-term rate of return on assets	8.00%	8.00%	8.00%

To determine the expected long-term rate of return on assets, the Company considered the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets.

The Compensation and Succession Planning Committee (“Compensation Committee”) of the Company’s board of directors has delegated the administration of the pension and benefit plans to the Company’s Benefits Committee, an internal committee, composed of senior finance, human resources and legal executives.  The Benefits Committee is responsible for oversight of the investment management of the assets of the Company’s pension plans and the investment options under the Company’s savings plans as well as the performance of the investment advisers and plan administrators.  The Benefits Committee has adopted an investment policy for the Company’s pension plan, which includes guidelines regarding, among other things, the selection of acceptable asset classes, allowable ranges of holdings, rebalancing of assets, the definition of acceptable securities within each class, and investment performance expectations.

The investment portfolio contains a diversified portfolio of investment categories, including equities, fixed income securities and cash. Securities are also diversified in terms of domestic and international securities and large cap and small cap stocks. The actual and target asset allocations expressed as a percentage of the plans’ assets at the measurement date are as follows:

	Pension Asset		Target
	Allocation		Allocation
	2012	2011	2012	2011
Asset Category:
Equity securities	42%	53%	42%	60%
Debt securities	58	47	58	40
Total	100%	100%	100%	100%

The investment goals are to achieve the optimal return possible within the specific risk parameters and, at a minimum, produce results, which achieve the plans’ assumed interest rate for funding the plans over a full market cycle. High levels of risk and volatility are reduced by maintaining diversified portfolios. Allowable investments include government-backed fixed income securities, investment grade corporate bonds, residential backed mortgage securities, equity securities and cash equivalents. Prohibited investments include unregistered or restricted stock, commodities, margin trading, options and futures, short-selling, venture capital, private placements, real estate and other high risk investments.

The fair value of the Company’s pension plan assets, totaling $158.4 million and $122.2 million at September 30, 2012 and 2011, respectively, is determined using a fair value hierarchy by asset class.  The fair value hierarchy has three levels based on the reliability of the inputs to determine fair value.  Level 1 refers to fair values determined based on unadjusted quoted prices in active markets for identical assets.  Level 2 refers to fair values estimated using significant other observable inputs and Level 3 includes fair values estimated using significant non-observable inputs.

The Company’s pension plan assets at September 30, 2012 were comprised of $0.9 million invested in money market funds, $66.4 million invested in commingled equity funds, and $91.1 million invested in commingled fixed-income funds.  The Company’s pension plan assets at September 30, 2011 were comprised of $0.9 million invested in money market funds, $65.1 million invested in commingled equity funds, and $56.2 million invested in commingled fixed income funds.  The fair values of the money market funds were determined using the Level 1 hierarchy.  The fair values of the equity and fixed-income commingled funds, which have daily net asset values derived from the underlying securities, were primarily determined by using the Level 2 hierarchy.

As of September 30, 2012 and 2011 all of the Company’s defined benefit pension plans had accumulated and projected benefit obligations in excess of plan assets. The amounts related to these plans were as follows (in thousands):

	2012	2011
Accumulated benefit obligation	$166,244	$154,887
Projected benefit obligation	$166,244	$154,887
Plan assets at fair value	$158,391	$122,242

Although the Company was not required to contribute to its salaried benefit plan in fiscal 2012 or 2011, it elected to make contributions of $15.0 million and $10.0 million, respectively.  Expected benefit payments over the next ten years, are anticipated to be paid as follows (in thousands):

Pension Benefits
Fiscal Year:
2013	$10,257
2014	6,393
2015	6,755
2016	7,554
2017	8,319
2018-2022	40,839
Total	$80,117

Expected benefit payments are based on the same assumptions used to measure the benefit obligations.

Postretirement Benefit Plans

The Company provides medical benefits to certain retirees.  The plans are closed to new participants and benefits that can be earned by active participants are limited.  Employees became eligible for such postretirement benefits after meeting certain age and years of service criteria. As a result of special termination benefit packages previously offered, the Company also provides dental and life insurance benefits to a limited number of retirees and their dependents. These benefit plans are unfunded.

The following table sets forth (in thousands) a reconciliation of the changes in the Company-sponsored postretirement benefit plans:

	Fiscal Year Ended
	September 30,
	2012	2011
Change in Accumulated Benefit Obligations:
Benefit obligation at beginning of year	$11,500	$12,777
Interest cost	501	604
Actuarial loss (gain)	116	(538)
Benefit payments	(1,307)	(1,343)
Benefit obligation at end of year	$10,810	$11,500
Change in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	1,307	1,343
Benefit payments	(1,307)	(1,343)
Fair value of plan assets at end of year	$—	$—
Funded Status and Amounts Recognized:
Funded status	$(10,810)	$(11,500)
Net amount recognized	$(10,810)	$(11,500)
Amounts recognized in the balance sheets consist of:
Current liabilities	$(943)	$(1,186)
Noncurrent liabilities	(9,867)	(10,314)
Net amount recognized	$(10,810)	$(11,500)

Weighted average assumptions used (as of the end of the fiscal year) in computing the funded status of the plans were as follows:

	2012	2011
Discount rate	3.70%	4.60%
Health care trend rate assumed for next year	7.82%	8.10%
Rate to which the cost trend rate is assumed to decline	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2022	2021

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect (in thousands):

	One Percentage Point
	Increase	Decrease
Effect on total service and interest cost components	$54	$(46)
Effect on benefit obligation	$1,182	$(1,002)

The following table provides components of net periodic benefit cost for the Company-sponsored postretirement benefit plans (in thousands):

	Fiscal Year Ended
	September 30,
	2012	2011	2010
Components of Net Periodic Benefit Cost:
Interest cost on projected benefit obligation	$501	$604	$634
Recognized net actuarial gains	(958)	(455)	(532)
Total postretirement (income)/benefit expense	$(457)	$149	$102

Weighted average assumptions used (as of the beginning of the fiscal year) in computing the net periodic benefit cost were as follows:

	2012	2011	2010
Discount rate	4.60%	5.00%	5.55%
Health care trend rate assumed for next year	8.10%	8.39%	8.25%
Rate to which the cost trend rate is assumed to decline	4.50%	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2021	2020

Expected postretirement benefit payments over the next ten years are anticipated to be paid as follows (in thousands):

Postretirement Benefits
Fiscal Year:
2013	$943
2014	886
2015	730
2016	693
2017	657
2018-2022	2,863
Total	$6,772

Defined Contribution Plans

The Company sponsors the AmerisourceBergen Employee Investment Plan, which is a defined contribution 401(k) plan covering salaried and certain hourly employees. Eligible participants may contribute to the plan from 1% to 25% of their regular compensation before taxes. The Company contributes $1.00 for each $1.00 invested by the participant up to the first 3% of the participant’s salary and $0.50 for each additional $1.00 invested by the participant of up to an additional 2% of salary. An additional discretionary contribution, in an amount not to exceed the limits established by the Internal Revenue Code, may also be made depending upon the Company’s performance. All contributions are invested at the direction of the employee in one or more funds. All contributions vest immediately except for the discretionary contributions made by the Company that vest in full after five years of credited service.

The Company also sponsors the AmerisourceBergen Corporation Supplemental 401(k) Plan. This unfunded plan provides benefits for selected key management, including all of the Company’s executive officers. This plan will provide eligible participants with an annual amount equal to 4% of the participant’s base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established by Section 401(a) (17) of the Internal Revenue Code.

Costs of the defined contribution plans charged to expense for the fiscal years ended September 30, 2012, 2011, and 2010 were $16.4 million, $15.4 million, and $16.8 million, respectively.

Deferred Compensation Plan

The Company sponsors the AmerisourceBergen Corporation 2001 Deferred Compensation Plan. This unfunded plan, under which 2.96 million shares of Common Stock are authorized for issuance, allows eligible officers, directors and key management employees to defer a portion of their annual compensation. The amount deferred may be allocated by the employee to cash, mutual funds or stock credits. Stock credits, including dividend equivalents, are equal to the full and fractional number of shares of Common Stock that could be purchased with the participant’s compensation allocated to stock credits based on the average of closing prices of Common Stock during each month, plus, at the discretion of the board of directors, up to one-half of a share of Common Stock for each full share credited. Stock credit distributions are made in shares of Common Stock. No shares of Common Stock have been issued under the deferred compensation plan through September 30, 2012. The Company’s liability relating to its deferred compensation plan as of September 30, 2012 and 2011 was $10.5 million and $8.5 million, respectively.

Note 9.  Share-Based Compensation

Stock Options

The Company’s employee stock option plans provide for the granting of incentive and nonqualified stock options to acquire shares of Common Stock to employees at a price not less than the fair market value of the Common Stock on the date the option is granted.  Option terms and vesting periods are determined at the date of grant by the Compensation Committee of the board of directors. Employee options generally vest ratably, in equal amounts, over a four-year service period and expire in seven years (ten years for all grants issued prior to February 2008). The Company’s non-employee director stock option plans provide for the granting of nonqualified stock options to acquire shares of Common Stock to non-employee directors at the fair market value of the Common Stock on the date of the grant. Non-employee director options vest ratably, in equal amounts, over a three-year service period and expire in ten years.

At September 30, 2012, employee and non-employee director stock options for an additional 20.4 million shares may be granted under the AmerisourceBergen Corporation Equity Incentive Plan.

The estimated fair values of options granted are expensed as compensation on a straight-line basis over the requisite service periods of the awards and are net of estimated forfeitures. The Company estimates the fair values of option grants using a binomial option pricing model. Expected volatilities are based on the historical volatility of the Company’s Common Stock and other factors, such as implied market volatility. The Company uses historical exercise data, taking into consideration the optionees’ ages at grant date, to estimate the terms for which the options are expected to be outstanding. The Company anticipates that the terms of options granted in the future will be similar to those granted in the past. The risk-free rates during the terms of such options are based on the U.S. Treasury yield curve in effect at the time of grant.

The weighted average fair values of the options granted during the fiscal years ended September 30, 2012, 2011, and 2010 were $6.36, $7.43, and $5.82, respectively. The following assumptions were used to estimate the fair values of options granted:

	Fiscal Year Ended September 30,
	2012	2011	2010
Weighted average risk-free interest rate	0.59%	1.80%	1.76%
Expected dividend yield	1.39%	1.10%	1.14%
Weighted average volatility of common stock	25.63%	26.46%	27.11%
Weighted average expected life of the options	3.69 years	3.83 years	3.84 years

Changes to the above valuation assumptions could have a significant impact on share-based compensation expense. During the fiscal years ended September 30, 2012, 2011, and 2010, the Company recorded stock option expense of $15.4 million, $18.8 million, and $21.7 million, respectively.

A summary of the Company’s stock option activity and related information for its option plans for the fiscal year ended September 30, 2012 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
	(000’s)			(000’s)
Outstanding at September 30, 2011	17,848	$24	5 years
Granted	3,414	$37
Exercised	(4,477)	$20
Forfeited	(699)	$31
Outstanding at September 30, 2012	16,086	$28	5 years	$171,536
Exercisable at September 30, 2012	8,485	$23	4 years	$132,756
Expected to vest after September 30, 2012	6,991	$34	6 years	$34,789

The intrinsic value of stock option exercises during fiscal 2012, 2011, and 2010 was $82.1 million, $118.5 million, and $75.0 million, respectively.

A summary of the status of the Company’s nonvested options as of September 30, 2012 and changes during the fiscal year ended September 30, 2012 is presented below:

		Weighted
		Average
		Grant Date
	Options	Fair Value
	(000’s)
Nonvested at September 30, 2011	7,912	$6
Granted	3,414	$6
Vested	(3,034)	$6
Forfeited	(691)	$6
Nonvested at September 30, 2012	7,601	$6

During the fiscal years ended September 30, 2012, 2011, and 2010, the total fair values of options vested were $17.2 million, $18.0 million, and $18.8 million, respectively.  Expected future compensation expense relating to the 7.6 million nonvested options outstanding as of September 30, 2012 is $36.0 million, which will be recognized over a weighted average period of 2.5 years.

Restricted Stock and Restricted Stock Units

Restricted shares vest in full after three years. The estimated fair value of restricted shares under the Company’s restricted stock plans is determined by the product of the number of shares granted and the grant date market price of the Company’s Common Stock. The estimated fair value of restricted shares is expensed on a straight-line basis over the requisite service period of three years. During the fiscal years ended September 30, 2012, 2011, and 2010, the Company recorded restricted stock expense of $9.0 million, $8.5 million, and $7.7 million, respectively.

A summary of the status of the Company’s restricted shares as of September 30, 2012 and changes during the fiscal year ended September 30, 2012 is presented below:

		Weighted
		Average
	Restricted	Grant Date
	Shares	Fair Value
	(000’s)
Nonvested at September 30, 2011	1,063	$28
Granted	429	$37
Vested	(343)	$18
Forfeited	(91)	$32
Nonvested at September 30, 2012	1,058	$34

During the fiscal years ended September 30, 2012, 2011, and 2010, the total fair values of restricted shares vested were $6.1 million, $7.3 million, and $9.4 million, respectively.  Expected future compensation expense relating to the 1.1 million restricted shares outstanding as of September 30, 2012 is $15.0 million, which will be recognized over a weighted average period of 1.5 years.

Performance Stock Units

Beginning in fiscal 2012, performance stock units were granted to certain executive employees under the Plan, which represent Common Stock potentially issuable in the future.  Performance stock units vest at the end of a three-year performance period based on achievement of specific performance goals. Based on the extent to which the targets are achieved, vested shares may range from 0 percent to 150 percent of the target award amount.  The fair value of performance stock units is determined by the grant date market price of our Common Stock and the compensation expense associated with nonvested performance stock units is dependent on our periodic assessment of the probability of the targets being achieved and our estimate of the number of shares that will ultimately be issued.  During the fiscal year ended September 30, 2012, the Company recognized $1.5 million of compensation expense related to these performance stock units.

Employee Stock Purchase Plan

The stockholders approved the adoption of the AmerisourceBergen 2002 Employee Stock Purchase Plan, under which up to an aggregate of  16,000,000 shares of Common Stock may be sold to eligible employees (generally defined as employees with at least 30 days of service with the Company). Under this plan, the participants may elect to have the Company withhold up to 25% of base salary to purchase shares of the Company’s Common Stock at a price equal to 95% of the fair market value of the stock on the last business day of each six-month purchase period. Each participant is limited to $25,000 of purchases during each calendar year. During the fiscal years ended September 30, 2012, 2011, and 2010, the Company acquired  113,692 shares,  106,959 shares, and  220,367 shares, respectively, from the open market for issuance to participants in this plan. As of September 30, 2012, the Company has withheld $1.2 million from eligible employees for the purchase of additional shares of Common Stock.

Note 10.  Leases and Other Commitments

At September 30, 2012, future minimum payments totaling $319.6 million under noncancelable operating leases with remaining terms of more than one fiscal year were due as follows: 2013 — $56.7 million; 2014 — $52.3 million; 2015 — $46.4 million; 2016 — $38.9 million; 2017 — $29.6 million; and thereafter — $95.7 million.  In the normal course of business, operating leases are generally renewed or replaced by other leases.  Certain operating leases include escalation clauses.  Total rental expense was $65.3 million in fiscal 2012, $53.3 million in fiscal 2011, and $61.7 million in fiscal 2010.

The Company has commitments to purchase product from influenza vaccine manufacturers through the 2014/2015 flu season.  The Company is required to purchase doses at prices it believes will represent market prices.  The Company currently estimates its remaining purchase commitment under these agreements will be approximately $76.4 million as of September 30, 2012.

The Company has commitments to purchase blood products from suppliers through December 31, 2012.  The Company is required to purchase quantities at prices it believes will represent market prices. The Company currently estimates its remaining purchase commitment under these agreements will be approximately $24.8 million as of September 30, 2012.

The Company outsources to IBM Global Services (“IBM”) a significant portion of its corporate and AmerisourceBergen Drug Corporation information technology activities including assistance with the implementation of the Company’s new enterprise resource planning (“ERP”) system.  The remaining commitment under the Company’s ten-year arrangement, as amended, which expires in June 2015, is approximately $89.2 million as of September 30, 2012, of which $35.1 million represents the Company’s commitment in fiscal 2013.

Note 11.  Employee Severance, Litigation and Other

The following table illustrates the charges incurred by the Company relating to employee severance, litigation and other for the three fiscal years ended September 30, 2012 (in thousands):

	2012	2011	2010

Employee severance	$33,040	$4,382	$(4,482)
Litigation costs	—	16,000	—
Costs relating to business acquisitions	11,100	3,185	—
Total employee severance, litigation and other	$44,140	$23,567	$(4,482)

During fiscal 2010, as a result of the final settlement of an executive employee matter, the Company reversed its liability relating to this matter by $4.4 million.

During fiscal 2011, the Company introduced its Energiz program, which encompasses a combination of initiatives, to maximize salesforce productivity, improve customer contractual compliance, and drive efficiency by linking the Company’s information technology capabilities more effectively with its operations.  In connection with the Energiz program, which the Company has completed as of September 30, 2011, the Company terminated 103 employees and incurred $4.4 million of severance costs.

In October 2011, the Company entered into a preliminary settlement agreement with respect to the Qui Tam Matter (see Note 12).  The Company accrued $16.0 million relating to this settlement.

During fiscal 2012, the Company introduced a number of initiatives, some of which were made possible as a result of efficiencies gained through the Company’s ERP implementation, to improve its operating efficiency across many of its businesses and certain administrative functions.  In connection with these initiatives, the Company recorded $33.0 million of severance and other related costs and through September 30, 2012, 47 employees have been severed.  Other costs include an estimated $10.3 million liability to exit our participation in a multi-employer pension plan resulting from a planned ABDC distribution facility closure in fiscal 2013.

Employees receive their severance benefits over a period of time, generally not in excess of 12 months, or in the form of a lump-sum payment.

The following table displays the activity in accrued expenses and other from September 30, 2010 to September 30, 2012 related to the matters discussed above (in thousands):

	Employee	Litigation and
	Severance	Other	Total
Balance as of September 30, 2010	$1,134	$2,857	$3,991
Expense recorded during the period	4,382	19,185	23,567
Payments made during the period	(1,906)	(1,752)	(3,658)
Balance as of September 30, 2011	3,610	20,290	23,900
Expense recorded during the period	33,040	11,100	44,140
Payments made during the period	(5,668)	(13,537)	(19,205)
Balance as of September 30, 2012	$30,982	$17,853	$48,835

Note 12.  Legal Matters and Contingencies

In the ordinary course of its business, the Company becomes involved in lawsuits, administrative proceedings, government subpoenas, and government investigations, including antitrust, commercial, environmental, product liability, intellectual property, regulatory, employment discrimination, and other matters.  Significant damages or penalties may be sought from the Company in some matters, and some matters may require years for the Company to resolve.  The Company establishes reserves based on its periodic assessment of estimates of probable losses.  There can be no assurance that an adverse resolution of one or more matters during any subsequent reporting period will not have a material adverse effect on the Company’s results of operations for that period or on the Company’s financial condition.

Ontario Ministry of Health and Long-Term Care Civil Rebate Payment Order and Civil Complaint

On April 27, 2009, the Ontario Ministry of Health and Long-Term Care (“OMH”) notified the Company’s Canadian subsidiary, AmerisourceBergen Canada Corporation (“ABCC”), that it had entered a Rebate Payment Order requiring ABCC to pay C$5.8 million to the Ontario Ministry of Finance. OMH maintained that it had reasonable grounds to believe that ABCC accepted rebates, directly or indirectly, in violation of the Ontario Drug Interchangeability and Dispensing Fee Act. OMH at the same time announced similar rebate payment orders against other wholesalers, generic manufacturers, pharmacies, and individuals. ABCC cooperated fully with OMH prior to the entry of the Order by responding fully to requests for information and/or documents and continued to cooperate. ABCC filed an appeal of the Order pursuant to OMH procedures in May 2009. In addition, on the same day that the Order was issued, OMH notified ABCC that it had filed a civil complaint with Health Canada (department of the Canadian government responsible for national public health) against ABCC for potential violations of the Canadian Food and Drug Act. Health Canada subsequently conducted an audit of ABCC, and ABCC cooperated fully with Health Canada in the conduct of the audit.  The Company believes that ABCC did not violate the relevant statutes and regulations and conducted its business consistent with widespread industry practices.  However, in order to resolve the matter, ABCC has agreed to pay OMH C$0.7 million to settle the matter.

Qui Tam Matter

On October 24, 2011, the Company announced that it had reached a preliminary agreement for a civil settlement (the “Preliminary Settlement”) with the United States Attorney’s Office for the Eastern District of New York (“USAO”), the plaintiff states and the relator (collectively, the “Plaintiffs”) of claims against two of the Company’s business units, ASD Specialty Healthcare, Inc. (“ASD”) and International Nephrology Network (“INN”), who were named, along with Amgen Inc., in a civil case filed under the qui tam provisions of the federal and various state civil False Claims Acts. The civil case was administratively closed after the Preliminary Settlement was reached. The Preliminary Settlement is subject to completion and approval of an executed written settlement agreement with the Plaintiffs, which the Company expects to finalize in 2013. The Company does not expect INN or ASD to admit any liability in connection with the settlement. The Company recorded a $16 million charge in the fiscal year ended September 30, 2011 in connection with the Preliminary Settlement.

The qui tam provisions of False Claims Acts permit a private person, known as a relator, to file civil actions under these statutes on behalf of the federal and state governments. The qui tam complaint against Amgen, ASD and INN was initially filed under seal by a former Amgen employee in the United States District Court for the District of Massachusetts (the “ District of Massachusetts case”). The Company first learned of the matter on January 21, 2009 when it received notice that the United States Attorney for the Eastern District of New York was investigating allegations in the sealed civil complaint. On October 30, 2009, 14 states filed a complaint to intervene in the case. However, following the resolution of a number of motions, including a motion to dismiss, filed in the United States District Court for the District of Massachusetts and appeals filed in the United States Court of Appeals for the First Circuit in connection with the matter, only six states (California, Illinois, Indiana, Massachusetts, New Mexico and New York) and the relator were permitted to proceed with their complaints until the case was administratively closed in connection with the Preliminary Settlement. The allegations in the closed case related to the distribution and sale of Amgen’s anemia drug, Aranesp. ASD is a distributor of pharmaceuticals to physician practices and INN is a group purchasing organization for nephrologists and nephrology practices. The plaintiff states and/or the relator alleged that from 2002 through 2009 Amgen, ASD and INN offered remuneration to medical providers in violation of federal and state health laws to increase purchases and prescriptions of Aranesp and that these violations caused medical providers to submit false certifications and false claims for payment in violation of the federal and state civil False Claims Acts. Amgen, ASD and INN were also alleged to have caused healthcare providers to bill federal and state healthcare programs for Aranesp that was either not administered or administered, but medically unnecessary.

The Company has learned that there are prior and subsequent filings in one or more federal district courts, including a complaint filed by one of its former employees, that are under seal and involve allegations against the Company (and/or subsidiaries or businesses of the Company, including its group purchasing organization for oncologists and its oncology distribution business) similar to those raised in the District of Massachusetts case. ABSG has also received a subpoena from the USAO requesting production of documents and information relating to ABSG’s Oncology Supply distribution center and pharmacy in Dothan, Alabama, which the Company believes could be related to a qui tam action that remains under seal.  The Company is in the process of responding to the subpoena and is cooperating fully with the USAO. The Preliminary Settlement encompasses resolution of one of these other filings. The Company cannot predict the outcome of any other pending action in which any AmerisourceBergen entity is or may become a defendant.

Subpoena from the United States Attorney’s Office in New Jersey

On May 4, 2012, the Company’s subsidiary, ABDC, received a subpoena from the United States Attorney’s Office in New Jersey (the “USAO”) in connection with a grand jury proceeding requesting documents concerning ABDC’s program for controlling and monitoring diversion of controlled substances into channels other than for legitimate medical, scientific, and industrial purposes.  ABDC also received a subpoena from the Drug Enforcement Administration (“DEA”) in connection with the matter.  In addition to requesting information on ABDC’s diversion control program generally, the subpoenas also request documents concerning specific customers’ purchases of controlled substances.  ABDC is in the process of responding to the subpoenas and is cooperating fully with the USAO and the DEA.  The Company cannot predict the outcome of this matter.

West Virginia Complaint

On June 26, 2012, the Attorney General of the State of West Virginia (“West Virginia”) filed a complaint (the “Complaint”) in the Circuit Court of Boone County, West Virginia, against a number of pharmaceutical wholesale distributors, including the Company’s subsidiary, ABDC, alleging, among other things, that the distributors failed to provide effective controls and procedures to guard against diversion of controlled substances for illegitimate purposes in West Virginia.  The Complaint also alleges that the distributors acted negligently by distributing controlled substances to pharmacies that serve individuals who abuse prescription pain medication and were unjustly enriched by such conduct, violated consumer credit and protection laws, created a public nuisance, and violated state antitrust laws in connection with the distribution of controlled substances.  West Virginia is seeking injunctive relief to enjoin alleged violations of state regulations requiring suspicious order monitoring and reporting and to require defendants to fund a medical monitoring treatment program. The Complaint also seeks a jury trial to determine any losses and damages sustained by West Virginia as a result of the defendants’ alleged conduct.  On July 26, 2012, one of the defendants, J.M. Smith Corporation d/b/a Smith Drug Company, filed a Notice of Removal from the Circuit Court of Boone County, West Virginia to the United States District Court for the Southern District of West Virginia, and ABDC and all other defendants filed Consents to Removal. On August 27, West Virginia filed a Motion to Remand, to which J.M. Smith Corporate d/b/a Smith Drug Company, joined by all other defendants, filed a reply.  The parties are currently waiting for a ruling on the removal papers by the Court.  The Company cannot predict the outcome of this matter.

Note 13.  Litigation Settlements

Antitrust Settlements

Numerous class action lawsuits have been filed against certain brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The Company has not been a named plaintiff in any of these class actions, but has been a member of the direct purchasers’ class (i.e., those purchasers who purchase directly from these pharmaceutical manufacturers). None of the class actions has gone to trial, but some have settled in the past with the Company receiving proceeds from the settlement funds. During the fiscal years ended September 30, 2012, 2011, and 2010, the Company recognized gains of $14.8 million, $2.1 million, and $20.7 million, respectively, relating to the above-mentioned class action lawsuits. These gains, which are net of attorney fees and estimated payments due to other parties, were recorded as reductions to cost of goods sold in the Company’s consolidated statements of operations.

Note 14.  Business Segment Information

The Company is organized based upon the products and services it provides to its customers. The Company’s operations are comprised the Pharmaceutical Distribution reportable segment and Other.  The Pharmaceutical Distribution reportable segment consists of the AmerisourceBergen Drug Corporation (“ABDC”) and AmerisourceBergen Specialty Group (“ABSG”) operating segments.  Other consists of the AmerisourceBergen Consulting Services (“ABCS”) and World Courier operating segments.

The Company has aggregated the operating segments of ABDC and ABSG into one reportable segment, the Pharmaceutical Distribution segment. The results of operations of the ABCS and World Courier operating segments are not significant enough to require separate reportable segment disclosure, and therefore have been included in Other for the purpose of reportable segment presentation.

The Company’s ability to aggregate ABDC and ABSG into one reportable segment was based on the following:

•    the objective and basic principles of ASC 280;

•    the aggregation criteria as noted in ASC 280; and

•    the fact that ABDC and ABSG have similar economic characteristics.

The chief operating decision maker for the Company is the President and Chief Executive Officer of the Company whose function is to allocate resources to, and assess the performance of, the ABDC and ABSG operating segments.  ABDC and ABSG each have an executive who functions as an operating segment manager whose role includes reporting directly to the President and Chief Executive Officer of the Company on their respective operating segment’s business activities, financial results and operating plans.

The businesses of the Pharmaceutical Distribution operating segments are similar in that they service both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel. The distribution of pharmaceutical drugs has historically represented more than 95% of the Company’s revenues. ABDC and ABSG each operate in a high volume and low margin environment and, as a result, their economic characteristics are similar. Each operating segment warehouses and distributes products in a similar manner. Additionally, each operating segment is subject, in whole or in part, to the same extensive regulatory environment under which the pharmaceutical distribution industry operates.

ABDC distributes a comprehensive offering of brand-name pharmaceuticals (including specialty pharmaceutical products) and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and other alternate site pharmacies and other customers.  ABDC also provides pharmacy management, staffing and other consulting services; scalable automated pharmacy dispensing equipment; medication and supply dispensing cabinets; and supply management software to a variety of retail and institutional healthcare providers.  Additionally, ABDC delivers packaging solutions to institutional and retail healthcare providers.

ABSG, through a number of operating businesses, provides distribution and other services primarily to physicians who specialize in a variety of disease states, especially oncology, and to other healthcare providers, including dialysis clinics.  ABSG also distributes plasma and other blood products, injectible pharmaceuticals and vaccines. Additionally, ABSG provides third party logistics and outcomes research, and other services for biotechnology and other pharmaceutical manufacturers.

The Company’s use of the term “specialty pharmaceutical products” refers to drugs used to treat complex diseases, such as cancer, diabetes, and multiple sclerosis.  Specialty pharmaceutical products are part of complex treatment regimens for serious conditions and diseases that generally require ongoing clinical monitoring.  The Company believes the terms “specialty” and “specialty pharmaceutical products” are used consistently by industry participants and our competitors.  However, we cannot be certain that other distributors of specialty products define these and other similar terms in exactly the same manner as we do.

As noted above, Other consists of the ABCS and World Courier operating segments.  ABCS, through a number of operating businesses, provides commercialization support services including reimbursement support programs, outcomes research, contract field staffing, patient assistance and copay assistance programs, adherence programs, risk mitigation services, and other market access programs to pharmaceutical and biotechnology manufacturers.  World Courier, which operates in over 50 countries, is a leading global specialty transportation and logistics provider for the biopharmaceutical industry.

The following tables illustrate reportable segment information for the periods indicated (in thousands):

	Revenue
Fiscal year ended September 30,	2012	2011	2010
Pharmaceutical Distribution	$76,940,544	$78,444,933	$76,272,582
Other	1,324,744	302,012	261,705
Intersegment eliminations	(184,482)	(51,286)	(38,181)
Revenue	$78,080,806	$78,695,659	$76,496,106

Intersegment eliminations primarily represent the elimination of certain ABCS sales to the Pharmaceutical Distribution segment.

	Operating Income
Fiscal year ended September 30,	2012	2011	2010
Pharmaceutical Distribution	$1,275,636	$1,184,673	$1,046,703
Other	72,119	28,414	36,153
Employee severance, litigation and other	(44,140)	(23,567)	4,482
Operating income	1,303,615	1,189,520	1,087,338
Other (income) loss	(5,827)	(4,617)	3,372
Interest expense, net	92,569	76,148	71,790
Income from continuing operations before income taxes	$1,216,873	$1,117,989	$1,012,176

Segment operating income is evaluated before employee severance, litigation and other; other (income) loss; and interest expense, net.  All corporate office expenses are allocated to the operating segments within Pharmaceutical Distribution and Other.

	Assets
At September 30,	2012	2011
Pharmaceutical Distribution	$13,429,646	$14,083,828
Other	1,349,757	391,406
Assets held for sale	662,853	508,164
Total assets	$15,442,256	$14,983,398

	Depreciation & Amortization
Fiscal year ended September 30,	2012	2011	2010
Pharmaceutical Distribution	$106,028	$90,005	$67,946
Other	28,347	11,357	11,555
Total depreciation and amortization	$134,375	$101,362	$79,501

Depreciation and amortization includes depreciation and amortization of property and equipment and intangible assets, but excludes amortization of deferred financing costs and other debt-related items which are included in interest expense.

	Capital Expenditures
Fiscal year ended September 30,	2012	2011	2010
Pharmaceutical Distribution	$85,980	$143,584	$166,130
Other	47,312	12,558	9,557
Total capital expenditures	$133,292	$156,142	$175,687

Note 15.  Fair Value of Financial Instruments

The recorded amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable at September 30, 2012 and 2011 approximate fair value based upon the relatively short-term nature of these financial instruments.  Within cash and cash equivalents, the Company had $230.0 million and $491.1 million of investments in money market accounts as of September 30, 2012 and 2011, respectively.  The fair values of the money market accounts were determined on unadjusted quoted prices in active markets for identical assets, otherwise known as Level 1 inputs.  The recorded amount of debt (see Note 6) and the corresponding fair value, which is estimated based on quoted market prices, as of September 30, 2012 were $1,395.9 million and $1,584.7 million, respectively. The recorded amount of debt and the corresponding fair value, which is estimated based on quoted market prices, as of September 30, 2011 were $1,343.1 million and $1,485.2 million, respectively.  The fair values of debt were determined based on quoted market prices, otherwise known as Level 2 inputs.

Note 16.  Quarterly Financial Information (Unaudited)

	Fiscal Year Ended September 30, 2012
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)
Revenue	$19,981,185	$19,708,371	$19,326,807	$19,064,443	$78,080,806
Gross profit (a)	$573,262	$679,741	$667,866	$713,817	$2,634,686
Distribution, selling and administrative expenses, depreciation, and amortization	286,300	293,654	339,345	367,632	1,286,931
Employee severance, litigation and other	3,559	9,027	4,135	27,419	44,140
Operating income	$283,403	$377,060	$324,386	$318,766	$1,303,615
Income from continuing operations	$161,592	$219,143	$190,177	$190,449	$761,361
Income (loss) from discontinued operations, net of tax (b)	524	(7,038)	(8,906)	(26,955)	(42,375)
Net income	$162,116	$212,105	$181,271	$163,494	$718,986
Earnings per share from continuing operations:
Basic	$0.63	$0.85	$0.75	$0.78	$3.01
Diluted	$0.61	$0.84	$0.74	$0.77	$2.96
Earnings per share:
Basic	$0.63	$0.82	$0.72	$0.67	$2.84
Diluted	$0.62	$0.81	$0.71	$0.66	$2.80

(a)         The fourth quarter of 2012 includes a gain of $14.8 million from antitrust litigation settlements.

(b)         Includes income (loss) from AndersonBrecon and ABCC, which have been classified as discontinued operations.

	Fiscal Year Ended September 30, 2011
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)

Revenue	$19,530,534	$19,395,063	$19,763,001	$20,007,061	$78,695,659
Gross profit (a)	$562,779	$667,406	$632,959	$595,833	$2,458,977
Distribution, selling and administrative expenses, depreciation and amortization	287,914	305,479	319,521	326,470	1,239,384
Employee severance, litigation and other	—	—	—	23,567	23,567
Intangible asset impairments	—	—	—	6,506	6,506
Operating income	$274,865	$361,927	$313,438	$239,290	$1,189,520
Income from continuing operations	$159,686	$212,241	$181,749	$143,819	$697,495
Income from discontinued operations, net of tax (b)	814	2,140	2,670	3,505	9,129
Net income	$160,500	$214,381	$184,419	$147,324	$706,624
Earnings per share from continuing operations:
Basic	$0.58	$0.77	$0.66	$0.54	$2.56
Diluted	$0.57	$0.76	$0.65	$0.53	$2.51
Earnings per share:
Basic	$0.58	$0.78	$0.67	$0.55	$2.59
Diluted	$0.57	$0.77	$0.66	$0.54	$2.54

(a)         The third and fourth quarters of fiscal 2011 include gains of $1.2 million and $0.9 million, respectively, from antitrust litigation settlements.

(b)         Includes income from AndersonBrecon and ABCC, which have been classified as discontinued operations.

Note 17.  Subsequent Events

Dividend Increase

On November 1, 2012, the Company’s board of directors increased the quarterly dividend paid on Common Stock by 62% and declared a regular quarterly cash dividend of $0.21, payable on December 3, 2012 to shareholders of record on November 19, 2012.

New $750 Million Share Repurchase Program

On November 1, 2012, the Company’s board of directors authorized a new program allowing the Company to purchase up to $750 million of its outstanding shares of Common Stock, subject to market conditions.

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) (1) and (2) List of Financial Statements and Schedules.

Financial Statements:  The following consolidated financial statements are submitted in response to Item 15(a)(1):

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other	Deductions-	End of
Description	of Period	Expenses (1)	Accounts (2)	Describe (3)	Period
	(In thousands)
Year Ended September 30, 2012
Allowance for doubtful accounts	$88,833	$23,058	$—	$(26,150)	$85,741

Year Ended September 30, 2011
Allowance for doubtful accounts	$93,849	$37,878	$62	$(42,956)	$88,833

Year Ended September 30, 2010
Allowance for doubtful accounts	$89,697	$41,697	$—	$(37,545)	$93,849

(1)                                 Represents the provision for doubtful accounts.

(2)                                 Represents the aggregate allowances of acquired entities at the respective acquisition dates.

(3)                                 Represents accounts written off during year, net of recoveries.